UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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TTM TECHNOLOGIES, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2019

To our stockholders:

The 2019 annual meeting of stockholders of TTM Technologies, Inc. will be held at 8:30 a.m., local time, on Wednesday, May 8, 2019, at our corporate offices located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626, for the following purposes:

1.	to elect four class I directors, consisting of Thomas T. Edman, Chantel E. Lenard, Tang Chung Yen (Tom Tang) and Dov S. Zakheim, to serve for a term expiring in 2022;

2.	to hold an advisory, non-binding vote on the compensation of our named executive officers;

3.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm for TTM Technologies, Inc. for the fiscal year ending December 30, 2019; and

4.	to consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

We are pleased to this year again take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, saves us the cost of printing and mailing these materials, and reduces the environmental impact of our annual meeting by conserving natural resources.

Stockholders of record as of the close of business on March 11, 2019 are entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Whether or not you expect to be present, please vote your shares using the Internet by following the instructions in this proxy statement. Of course, if you received a paper copy of this proxy statement you may also vote by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors
Costa Mesa, California
March 22, 2019	Daniel J. Weber, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2019

The proxy statement and annual report to stockholders and the means to vote via the Internet are available at www.ttm.com/stockholdersmeeting. Your Vote is Important — Please vote as promptly as possible by using the Internet or by signing, dating, and returning the proxy card if you received a paper copy of this proxy statement.

All stockholders are invited to attend the annual meeting in person. Stockholders who vote their proxy online or by executing a proxy card may nevertheless attend the meeting, revoke their proxy, and vote their shares in person.

TTM TECHNOLOGIES, INC.

2019 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our annual meeting of stockholders to be held on Wednesday, May 8, 2019, beginning at 8:30 a.m., local time, at our corporate offices located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626, and at any adjournments or postponements of the meeting. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. On or about March 22, 2019, we began mailing a notice containing instructions on how to access this proxy statement and our annual report via the Internet, and we began mailing a full set of the proxy materials to stockholders who had previously requested delivery of the materials in paper copy. For information on how to vote your shares, see the instructions included on the proxy card and under “How do I vote?” below.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to (1) elect four class I directors, consisting of Thomas T. Edman, Chantel E. Lenard, Tang Chung Yen (Tom Tang) and Dov S. Zakheim, to serve for a term expiring in 2022; (2) cast an advisory, non-binding vote on the compensation of our named executive officers; and (3) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2019.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on March 11, 2019, the record date for the annual meeting, are entitled to receive notice of the meeting and to vote the shares of our common stock that they held on that date at the meeting, and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon at the meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a bank, broker or other holder of record), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 105,144,118 shares of our common stock were outstanding. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

How do I vote if I am a stockholder of record?

If you are the stockholder of record (that is, the shares are held in your name), you may vote your proxy in one of three convenient ways:

Via the Internet

Go to www.ttm.com/stockholdersmeeting and follow the instructions. You will need the 11-digit control number that appears on your proxy card included with this proxy statement. This method of voting will be available starting March 22, 2019 and through 11:59 p.m., Eastern Time, on May 7, 2019.

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By mail

If you wish to vote by traditional proxy card and did not receive one along with this proxy statement, you can receive a full set of materials at no charge through the Internet at www.ttm.com/stockholdersmeeting, by telephone at (888) 776-9962, or by sending an e-mail to info@amstock.com (the subject line of your e-mail should contain the 11-digit control number that appears in the Notice Regarding the Availability of Proxy Materials you received). If you vote by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting.

In Person

If you are attending the meeting, you may deliver your completed proxy card in person.

How do I vote if I am a beneficial owner of shares held in street name?

If you are not the stockholder of record (that is, your shares are held in the name of a bank, broker, or other holder of record, which is often referred to as held in “street name”) then you will receive instructions from the holder of record that you must follow to ensure that your shares are voted as you wish. You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (that is, the bank, broker, or other holder of record).

If you complete and properly sign and return a proxy card to us or complete your proxy online, your shares will be voted as you direct.

Can I revoke my proxy and change my vote?

Yes. If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the annual meeting by submitting to our corporate secretary at our corporate offices a notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet). If you hold your shares in street name, you may change your vote any time before the annual meeting by submitting new voting instructions to your bank, broker or other holder of record by following the instructions they provided. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What does it mean if I receive more than one notice?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the internet, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation of your accounts.

What are the recommendations of our board of directors?

Each of the recommendations of our board of directors is set forth together with the description of each item in this proxy statement. In summary, our board of directors recommends a vote (1) “FOR” the election of each of its four nominees for class I directors; (2) “FOR” approval of the compensation of our named executive officers; and (3) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2019. If you sign and return your proxy card but do not specify how you want your shares voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors.

Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

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What vote is required to approve each item?

Proposal One — Election of Directors. Assuming that a quorum is present, the four persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected as directors. Stockholders do not have the right to cumulate their votes for directors.

Proposal Two – Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval of the advisory vote of the compensation of our named executive officers. Because this vote is advisory, it will not be binding upon our board of directors. However, the compensation committee and our board of directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Three — Ratification of the Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2019.

Other Matters. For each other matter, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval.

What are the effects of broker non-votes?

If you do not provide your broker or other nominee with instructions on how to vote your street name shares, your broker or nominee will not be permitted to vote them on “non-routine” matters (a broker non-vote).

Proposals One and Two are considered non-routine matters under applicable rules. Please note that brokers may not vote your shares on Proposals One and Two in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Shares subject to a broker non-vote will not be considered entitled to vote with respect to Proposals One and Two, and will not affect their outcome.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2019 (Proposal Three) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Three. If a broker non-vote did exist with respect to Proposal Three, it would have the effect of a vote against such proposal.

How are abstentions treated?

Abstentions will have no effect on Proposal One. Abstentions will be treated as being present and entitled to vote on Proposals Two and Three and therefore will have the effect of votes against such Proposals.

Who will pay for the preparation of the proxy?

We will pay the cost of soliciting proxies. In addition to the use of mail, our employees may solicit proxies personally, by e-mail, facsimile, and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

Our principal executive offices are located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626, and our telephone number is (714) 327-3000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.

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PROPOSAL ONE — ELECTION OF DIRECTORS

Directors and Nominees

Our board of directors is currently comprised of ten directors. Our board of directors is divided into three classes with each class of directors serving for a three-year term or until successors of that class have been elected and qualified. Each director elected at the 2019 annual meeting will serve for a term expiring at the 2022 annual meeting or until his or her successor has been duly elected and qualified. At this annual meeting, our stockholders will be asked to elect four class I directors.

Our board of directors has nominated Thomas T. Edman, Chantel E. Lenard, Tang Chung Yen (Tom Tang) and Dov S. Zakheim as class I directors. Messrs. Edman and Tang, and Dr. Zakheim currently serve as class I directors, and will stand for re-election at the annual meeting. Ms. Lenard was appointed to our board in November 2018 after the Company received approval from the United States Defense Security Service (the “DSS”) pursuant to the Special Security Agreement between the Company and DSS dated October 19, 2010, as amended, and she will stand for election at the annual meeting. During 2018, the board of directors conducted a search with the assistance of an executive search firm and selected Ms. Lenard from a review of several highly qualified candidates. If Ms. Lenard is elected and Messrs. Edman and Tang, and Dr. Zakheim are re-elected, they will each serve a three-year term expiring at the annual meeting of stockholders in 2022, and our board will continue to consist of ten directors.

Kenton K. Alder, Julie S. England and Philip G. Franklin serve as class II directors, and their terms will expire at the annual meeting of stockholders in 2020 and Rex D. Geveden, Robert E. Klatell and John G. Mayer serve as class III directors, and their terms will expire at the annual meeting of stockholders in 2021.

Pursuant to the terms of the Special Security Agreement that the Company has entered into with the United States Defense Security Service, the Company’s board of directors must maintain a Government Security Committee which is to be comprised of at least three (3) independent directors that are eligible to access secret, classified information, as designated by the United States Government. As a natural mechanism to insure continuity of its board of directors and to maintain adherence with the Special Security Agreement, TTM has adopted the practice of providing for staggered elections of three classes of board members to serve three year terms, such that the board of directors is assured to maintain at least six sitting members after each annual meeting of stockholders, of which at least three such members are cleared by the United States Government to receive secret, classified information.

Our board of directors has no reason to believe that any of its nominees will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. If our board of directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board of directors.

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Our board of directors recommends a vote “FOR” the nominees for class I directors.

The following table, together with the accompanying text, sets forth certain information with respect to each of our directors and director nominees:

Name	Age	Class	Position(s) Held
Robert E. Klatell	73	III	Chairman of the Board
Kenton K. Alder	69	II	Director
Thomas T. Edman	56	I	Chief Executive Officer, President and Director
Julie S. England	61	II	Director
Philip G. Franklin	67	II	Director
Rex D. Geveden	58	III	Director
Chantel E. Lenard	49	I	Director
John G. Mayer	68	III	Director
Tang Chung Yen (Tom Tang)	57	I	Director
Dov S. Zakheim	70	I	Director

Robert E. Klatell has served as a director of our Company since September 2004 and our chairman of the board since May 2005. Mr. Klatell is presently retired. From September 2009 to the sale of The PBSJ Corporation in October 2010, Mr. Klatell served as a director of The PBSJ Corporation and a member of its compensation committee, its audit committee and its strategic finance committee. From 2003 to 2009, Mr. Klatell served as a director of Datascope Corp., a medical device company that develops, manufactures, and markets proprietary products for clinical health care markets. From December 2005 to December 2007, Mr. Klatell served as Chief Executive Officer and a director of Kofax plc (formerly DICOM Group plc), a publicly held company (London Stock Exchange) that provides information capture and communications solutions. From 2003 to 2006, Mr. Klatell served as a director of Mediagrif Interactive Technologies, an operator of e-business networks and provider of e-business solutions. Mr. Klatell served as a consultant to Arrow Electronics, Inc. from January 2004 to December 2004. Mr. Klatell served in various executive capacities and as a member of the board of directors of Arrow Electronics, Inc. from February 1976 to December 2003, most recently as Executive Vice President from July 1995 to December 2003. Mr. Klatell holds a Bachelor of Arts degree in History from Williams College and a Juris Doctor from New York University School of Law.

Our board of directors has determined that Mr. Klatell is an independent director. Mr. Klatell was nominated to the board of directors because of his extensive experience with operations management and his knowledge of corporate governance and global mergers and acquisitions. Mr. Klatell’s membership with the National Association of Corporate Directors (“NACD”) provides him with up-to-date information on corporate governance best practices and the tools necessary to bring leadership to our board of directors. As a result of Mr. Klatell’s significant involvement in director professionalism education, Mr. Klatell has been designated an NACD Governance Fellow by the National Association of Corporate Directors. Further, Mr. Klatell’s deep knowledge of the electronics industry and direct experience in the communications industry allows him to contribute a broad perspective to discussions about our future activities and our place in the current competitive landscape.

Kenton K. Alder has served as a director since March 1999. Mr. Alder also served as our President from March 1999 to January 2013 and as our Chief Executive Officer from our founding in 1998 through December 2013. Mr. Alder served on a part-time basis as a consultant and advisor to Mr. Edman for one year commencing on January 1, 2014 through December, 2014 and provided counsel on strategy, attended certain meetings, and was involved in special projects. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group, Inc., a printed circuit board (PCB) manufacturer. Prior to that time, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From January 1987 to November 1994, Mr. Alder served as President of Lundahl Astro Circuits Inc., a predecessor company to ElectroStar, Inc. Mr. Alder also serves as the chairman of the board of directors and as chairman of the compensation committee of Juniper Systems, Inc. and as the Vice Chairman of the board of directors of Inovar, Inc. In addition, Mr. Alder is a member of the board of

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directors of Campbell Scientific, Inc. and is a member of its audit committee. Mr. Alder serves as the chairman of the academic approval committee, a member of the audit committee and a member of the executive committee of Utah State University. Mr. Alder serves as a member of the board of directors of Honeyville, Inc., a manufacturer of food ingredients. Mr. Alder holds a Bachelor of Science degree in Finance and a Bachelor of Science degree in Accounting from Utah State University.

Our board of directors has determined that Mr. Alder is an independent director. Mr. Alder was nominated to the board of directors because of his past experience as our chief executive officer, which enables him to provide the board with insight based on his extensive knowledge about the Company and because of his significant operational expertise.

Thomas T. Edman has served as a director of our Company since September 2004, as President of our Company since January 2013, and as our Chief Executive Officer since January 2014. From early 2011 to December 2012, Mr. Edman served as Group Vice President and General Manager of the AKT Display Business Group, which is a division of Applied Materials Inc., a publicly held provider of nanomanufacturing technology solutions. From 2006 to 2011, Mr. Edman served as Corporate Vice President of Corporate Business Development of Applied Materials, Inc. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, Mr. Edman served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Since June 2015, Mr. Edman has served on the Board of Ultra Clean Holdings, Inc. (NASDAQ: UCTT) and as a member of its Nominating and Corporate Governance, Compensation and Audit Committees. Since March 2016, Mr. Edman has served on the Board of the IPC, an electronic industries association. Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania.

Mr. Edman is an employee director. Mr. Edman was nominated to the board of directors because of his proven business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the chief executive officer of a public company. Mr. Edman also has extensive experience in Asia and with compensation-related matters, which have proven valuable to our board of directors.

Julie S. England has served as a director of our Company since October 2016. Ms. England is presently retired. Prior to her retirement in 2009, she served in various capacities with Texas Instruments Inc., most recently as Vice President and General Manager of the Radio Frequency Identification (RFID) division. She also served as Vice President of its microprocessor division from 1998 to 2004 and as Vice President of Quality for the Semiconductor Group from 1994 to 1998. Earlier, she held various engineering, manufacturing, quality and business management positions. Ms. England is an experienced independent corporate director serving on both private and public company boards in the USA and Europe. Ms. England has served as a director of Smartrac Technology Group, N.V. from 2014 until May 2018. From 2010 until its acquisition by CCL Industries in May 2016, she served as a director of Checkpoint Systems, Inc. and chaired its Governance Committee. Ms. England served as a director of the Federal Reserve Bank of Dallas from 1997 to 2003 and as a director of Intelleflex Corporation from 2010 to 2013. Ms. England served on the Board of Trustees of the Georgia O’Keeffe Museum until July 2017, and served on the North Texas Chapter of the National Association of Corporate Directors. She has served on trade associations in the electronics industry including the American Electronics Association and AIM Global. Ms. England holds a Bachelor of Science degree in Chemical Engineering and graduate studies in business from Texas Tech University complemented with executive education at Harvard University and Stanford University. She earned a Bachelor of Fine Art degree in studio art in 2018 from Southern Methodist University in Dallas, TX.

Ms. England is an independent director. Ms. England was nominated to the board of directors because of her extensive background in the technology industry and her experience serving on the boards of both private and public companies in the USA and Europe and to provide the Company with insight as she serves on our board.

Philip G. Franklin has served as a director of our Company since November 2010. Mr. Franklin is presently retired. From 1998-2016, Mr. Franklin served in various capacities with Littelfuse, Inc. (NASDAQ: LFUS), a designer, manufacturer, and seller of circuit protection devices for use in electronics, automotive and electrical markets, most recently as Executive Vice President and Chief Financial Officer. Prior to joining Littelfuse, Inc., Mr. Franklin was Vice President and Chief Financial

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Officer for OmniQuip International, a construction equipment manufacturer, which he helped take public. Prior to that, Mr. Franklin served as Chief Financial Officer of Monarch Marking Systems and Hill Refrigeration. Mr. Franklin also serves as a member of the board of directors of Tribune Publishing Co. (NASDAQ:TPCO) and currently chairs its audit committee and serves as a member of its Compensation Committee. Mr. Franklin holds a Bachelor’s degree in Economics from Dartmouth College and a Master’s degree in Business Administration from the Amos Tuck School at Dartmouth College.

Our board of directors has determined that Mr. Franklin is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Mr. Franklin was nominated to the board of directors because of his financial and accounting expertise, including a deep understanding of accounting principles, financial reporting rules and regulations, and knowledge of audit procedures.

Rex D. Geveden has served as a director of our Company since May 2018. Mr. Geveden currently serves as president and chief executive officer since January 1, 2017 and as chief operating officer from October 2016 until December 2016 of BWX Technologies, Inc. (NYSE:BWXT), a nuclear industrial conglomerate headquartered in Lynchburg, VA. Previously, Mr. Geveden was executive vice president at Teledyne Technologies Incorporated, a provider of electronic subsystems and instrumentation for aerospace, defense and other uses. There he led two of Teledyne’s four operating segments since 2013, and concurrently served as President of Teledyne DALSA, Inc., a Teledyne subsidiary, since 2014. Mr. Geveden also served as president and chief executive officer of Teledyne Scientific and Imaging, LLC from 2011 to 2013 and President of both Teledyne Brown Engineering, Inc. and Teledyne’s Engineered Systems Segment from 2007 to 2011. Mr. Geveden is a former Associate Administrator of the National Aeronautics and Space Administration (“NASA”), where he was responsible for all technical operations within the agency’s $16 billion portfolio and served in various other positions with NASA in a career spanning 17 years. Mr. Geveden holds both a bachelor’s and master’s degrees in physics from Murray State University.

Our board of directors has determined that Mr. Geveden is an independent director. Mr. Geveden was nominated to the board of directors because of his extensive experience in the aerospace and defense industry as well as his proven track record as an outstanding leader.

Chantel E. Lenard was appointed as a director of our Company in November 2018. Since 2017, Ms. Lenard has been a lecturer in marketing at the University of Michigan Ross School of Business. Ms. Lenard retired from Ford Motor Company (NYSE:F) in 2017 where she served in various positions in a career spanning 25 years. Ms. Lenard most recently held the position of Ford’s executive director of U.S. Marketing from 2013 to 2017 after living in Shanghai and serving as Ford’s Vice President of Marketing for Asia Pacific and Africa from 2010 to 2013. Ms. Lenard holds a bachelor’s degree in industrial engineering from Purdue University and a master’s degree in business administration from Harvard University.

Based on Ms. Lenard’s extensive background in the automobile industry and her lengthy and diverse experience in international marketing, Ms. Lenard was unanimously appointed to serve as an independent board member by our board of directors.

John G. Mayer has served as a director of our Company since September 2000. Mr. Mayer is presently retired. From January 1997 to November 1999, Mr. Mayer served as Vice President of Tyco Printed Circuit Group, Inc., a PCB manufacturer. Mr. Mayer served as Chief Operating Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From April 1986 to November 1994, Mr. Mayer served as President of Electro-Etch Circuits, Inc., a predecessor company to ElectroStar, Inc. Mr. Mayer served on the board of trustees of the Cottonwood Gulch Foundation from 2008 to 2017. Mr. Mayer holds a Bachelor of Arts degree in History, the Arts and Letters from Yale University and a Juris Doctor from UCLA School of Law.

Our board of directors has determined that Mr. Mayer is an independent director. Mr. Mayer was nominated to the board of directors because of his extensive experience in the PCB business and has demonstrated depth of business experience in our company’s industry, particularly in technology and operations.

Tang Chung Yen (Tom Tang) has served as a director of our Company since April 2010. In addition, Mr. Tang previously served as a board member of TTM Technologies (Asia Pacific) Limited, one of our subsidiaries in Hong Kong. Prior to that, he was the Executive Chairman and Group Managing Director of Meadville Holdings Limited (Meadville), the business of which he joined in 1991. Mr. Tang has served as the honorary chairman and honorary founding chairman of The

TTM TECHNOLOGIES, INC.	7

Hong Kong Printed Circuit Association Limited since 2005 and 2009, respectively, and is the honorary chairman of The Hong Kong Exporters’ Association since 2012. Mr. Tang is the chairman of The Hong Kong Standards and Testing Centre Limited and The Hong Kong Safety Institute Limited, a vice chairman of HK Wuxi Trade Association Limited, and an executive vice-chairman of The Federation of HK Jiangsu Community Organisations. Since 2008, Mr. Tang has been a member of both the Shanghai Committee and the Wuxi Committee of The Chinese People’s Political Consultative Conference. In 2018, he left the Shanghai Committee to become a member of the Jiangsu Committee of The Chinese People’s Political Consultative Conference. Mr. Tang holds a Master of Business Administration from New York University.

Our board has determined that because of Mr. Tang’s extensive experience with PCB operations in Asia and his business acumen, as evidenced by his senior executive role with Meadville, a company acquired by TTM, he continues to provide valuable insight to the Company’s board of directors. Mr. Tang is not an independent director based on his recent employment with the Company and his beneficial ownership of approximately 5.8% of the outstanding shares of the Company.

Dov S. Zakheim has served as a director of our Company since July 2010. Dr. Zakheim is currently a Senior Fellow at CNA, a federally funded think tank, and a Senior Advisor at the Center for Strategic and International Studies. From May 2004 to July 2010, Dr. Zakheim served as Vice President and subsequently as Senior Vice President of Booz Allen Hamilton, a global strategy and technology consulting firm, where he was a leader in the firm’s global defense practice. From May 2001 to April 2004, Dr. Zakheim was Under Secretary of Defense (Comptroller) and Chief Financial Officer for the United States Department of Defense. From October 2002 to April 2004, Dr. Zakheim served as the United States Department of Defense’s coordinator of civilian programs in Afghanistan. Dr. Zakheim serves as the Chairman of the board of directors of Sprint Federal Operations LLC. Dr. Zakheim previously served as a member of the board of directors of Standard Aero Corp. from 2008 until 2015, and was a member of their audit committee from 2012 to 2015. In addition, Dr. Zakheim has served as a member of ISO Group, Inc.’s board of directors from 2010 to 2014. Dr. Zakheim has also served as a board member of Chemonics International and has been a member of their audit committee since 2013. Dr. Zakheim also serves as a board member of the American Jewish Committee, the Foreign Policy Research Institute, and the Center for the National Interest and the U.S. Naval Academy Athletic Association. Dr. Zakheim holds a Bachelor of Arts degree from Columbia College at Columbia University, was a General Course student at the London School of Economics, and holds a Doctor of Philosophy from St. Antony’s College at the University of Oxford.

Our board of directors has determined that Dr. Zakheim is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Dr. Zakheim was nominated to the board of directors because of his substantial financial and accounting experience acquired in the course of acting as Chief Financial Officer for the U.S. Department of Defense, his expertise and leadership skills in global defense, and his national security qualifications.

There are no family relationships among any of our directors, director nominees, or executive officers.

Information Relating to Corporate Governance and the Board of Directors

Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Alder, Franklin, Geveden, Klatell and Mayer, Ms. England and Ms. Lenard and Dr. Zakheim are independent directors, as “independence” is defined by the listing standards of the NASDAQ Stock Market (referred to as NASDAQ) and by the Securities and Exchange Commission (referred to as the SEC). Accordingly, a majority of the members of our board of directors are independent. In 2017, our board of directors determined, after considering all the relevant facts and circumstances, that sufficient time had passed since Mr. Alder’s employment with the Company for him to be considered independent under NASDAQ rules. Mr. Edman is not considered to be an independent director as a result of his position as an executive officer of our Company. Mr. Tang is not considered to be an independent director as a result of his former position as an executive with Meadville and certain of its subsidiaries and his indirect holding of approximately 5.8% of our shares.

Our bylaws authorize our board of directors to appoint its members to one or more committees, each consisting of one or more directors. Our board of directors has established four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and a government security committee. Each of our committees, with the exception of the government security committee (of which Mr. Edman is also a member), is comprised entirely of independent directors, as “independence” is defined by the listing standards of NASDAQ and by the

TTM TECHNOLOGIES, INC.	8

SEC. Our board of directors holds executive sessions following all in-person board meetings at which the independent directors meet without the presence or participation of management.

Our board of directors has adopted charters for the audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by the board of directors. Our board of directors has also adopted corporate governance guidelines, a whistle blower policy, a code of business conduct for all employees and a supplemental code of ethics for our chief executive officer and senior financial officers. We post on our website, at www.ttm.com, the charters of our audit, compensation, and nominating and corporate governance committees; our corporate governance guidelines; our whistle blower policy; our code of ethics for our chief executive officer and senior financial officers, and any amendments or waivers thereto. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626.

Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of TTM Technologies, Inc., c/o any specified individual director or directors, at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. We will forward any such letters to the indicated directors.

Meetings of the Board of Directors

Our board of directors held seven meetings (regular and special) during 2018. All of our directors attended more than 75% of the aggregate of (i) the total number of meetings of the board of directors held during 2018, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during 2018. We have adopted a policy encouraging each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as the annual meeting of stockholders. All of our directors attended the 2018 annual meeting of stockholders.

Committees of the Board of Directors

The members and nominees of the Board and the committees of the Board on which they serve as of the date of this Proxy Statement are identified below:

Name	Audit Committee	Compensation Committee	Government Security Committee	Nominating and Corporate Governance Committee
Robert E. Klatell(1)		Chairman	Member	Member
Kenton K. Alder			Member
Thomas T. Edman			Member
Julie S. England(2)	Member		Member	Member
Philip G. Franklin	Chairman		Member
Rex D. Geveden(3)		Member	Member
Chantel E. Lenard(4)		Member
John G. Mayer(5)			Member	Chairman
Tang Chung Yen (Tom Tang)
Dov S. Zakheim(6)	Member		Chairman

(1)	Became chairman of the Compensation Committee on May 8, 2018
(2)	Became a member of the Nominating and Corporate Governance Committee on May 8, 2018
(3)	Became a member of the Board of Directors, the Compensation Committee and the Government Security Committee on May 9, 2018
(4)	Became a member of the Board of Directors and the Compensation Committee on November 14, 2018
(5)	Became chairman of the Nominating and Corporate Governance Committee on May 8, 2018
(6)	Became chairman of the Government Security Committee on May 8, 2018

Audit Committee.    Our audit committee reviews and monitors our corporate financial reporting and our external audit, including, among other things, our internal audit and internal control functions, the results and scope of the annual

TTM TECHNOLOGIES, INC.	9

audit, and other services provided by our independent registered public accounting firm and our compliance with legal requirements that have a significant impact on our financial reports. Our audit committee also consults with our management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent registered public accounting firm. The current members of our audit committee are Ms. England, Mr. Franklin (chairman), and Dr. Zakheim, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The board of directors has determined that each of Mr. Franklin and Dr. Zakheim is “financially sophisticated” under NASDAQ rules and qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Our audit committee held four meetings during 2018.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee oversees the selection and composition of our board of directors and oversees the management continuity planning processes. It establishes, monitors, and recommends the purpose, structure, and operations of the various committees of our board of directors, the criteria and qualifications for membership of each board committee, and recommends whether rotations or term limits are appropriate for the chair or committee members of the various committees. In addition, the nominating and corporate governance committee recommends individuals to stand for election as directors and recommends directors to serve on each committee as a member or as chair of the committee. The nominating and corporate governance committee reviews director compensation and recommends changes in director compensation to our board of directors with the support of our compensation consultants, Mercer. The nominating and corporate governance committee reviews and makes recommendations regarding our governing documents (including our certificate of incorporation and bylaws) and our corporate governance principles. The nominating and corporate governance committee is also responsible for considering policies relating to the meetings of our board of directors and considers questions of independence and possible conflicts of interest of members of our board of directors and executive officers. Finally, the nominating and corporate governance committee oversees the evaluation of our board of directors and management.

The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the information required by our bylaws is submitted in writing in a timely manner and addressed and delivered to our Company’s secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. A stockholder who intends to recommend a nominee to our board of directors must provide (a) all information relating to the individual subject to the nomination that is required to be disclosed in opposition proxy statements for election of directors filed by stockholders, at their own expense, in a contested election, or as otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), and (b) the individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected. The stockholder making the nomination must also provide the information required by our bylaws relating to such stockholder, including information pertaining to ownership of our capital stock, and must make certain representations relating to voting intent and delivery of proxies. The stockholder’s nominee must also deliver to our secretary a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made. The questionnaire is available from our secretary upon written request and upon the requesting person’s providing certain written representations required by our bylaws.

The nominating and corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. The nominating and corporate governance committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.

In making its selection of director candidates, our nominating and corporate governance committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In consideration of these expectations, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas

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relevant to the strategy and operations of our business. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our board of directors.

The charter of our nominating and corporate governance committee provides that the value of diversity on our board of directors should be considered, and the nominating and corporate governance committee includes diversity as one of its criteria for board composition. While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, national security qualifications, skill and other qualities in the context of the needs of our board of directors. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition, which includes an assessment of directors’ ethnicity, gender, and industry experience, prior to recommending nominees for election.

The current members of our nominating and corporate governance committee are Messrs. Mayer (chairman) and Klatell and Ms. England, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The nominating and corporate governance committee held five meetings during 2018.

Compensation Committee.    Our compensation committee provides a general review of our employee compensation and benefit plans to ensure that they meet our corporate objectives. The compensation committee reviews and determines, or recommends to our board of directors, the compensation of our chief executive officer and all other individuals designated by our board of directors as executive officers of our Company. In addition, our compensation committee reviews and approves our corporate goals and objectives relevant to the compensation for our chief executive officer and other executive officers, including annual performance objectives, and evaluates the performance of our chief executive officer and other executive officers in light of these goals and objectives. The compensation committee reviews and makes recommendations to our board of directors with respect to, or approves, our incentive compensation plans and equity-based plans, and activities relating to those plans. The compensation committee also establishes and periodically reviews policies in the area of perquisites for executive officers. The compensation committee may, from time to time, delegate any or all of its responsibilities to a subcommittee.

In discharging its responsibilities, our compensation committee is empowered to investigate any matter of concern that it deems appropriate and has the sole authority, without seeking approval from the entire board of directors, to retain outside consultants for this purpose, including the authority to approve any terms of retention. Additional information regarding the role of compensation consultants and executive officers in assisting our compensation committee in determining the amount or form of executive compensation may be found in “Compensation Discussion and Analysis” below. The current members of our compensation committee are Messrs. Klatell (chairman) and Geveden and Ms. Lenard, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The compensation committee held eight meetings during 2018.

Our compensation committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.ttm.com.

Compensation Consultant and its Affiliates.  Mercer was retained by our compensation committee to provide an independent review of the Company’s board and executive compensation programs, including an analysis of the competitive market for 2018. Our compensation committee assessed the independence of Mercer pursuant to SEC and NASDAQ rules and concluded that Mercer is independent and that the work of Mercer has not raised any conflict of interest. For further discussion of the work conducted by Mercer as our compensation consultant, see “Compensation Discussion and Analysis – Role of the Compensation Committee.”

Government Security Committee.  As previously disclosed in our filings with the SEC, a portion of our business consists of manufacturing defense and defense-related items for various departments and agencies of the U.S. government, including the U.S. Department of Defense, which requires that we maintain facility security clearances under the National Industrial Security Program (referred to as NISP). The NISP requires that a corporation maintaining a facility security clearance take steps to mitigate foreign ownership, control, or influence (referred to as FOCI). As we have also previously reported, we are party to a Special Security Agreement with the United States Defense Security Service. That special

TTM TECHNOLOGIES, INC.	11

security agreement, among other things, requires that our board of directors appoint a government security committee comprised of outside directors and directors who are officers of our Company, each of whom must be a U.S. resident citizen that are eligible to access secret information, as classified by the United States Government. The government security committee is responsible for ensuring that we maintain appropriate policies and procedures to safeguard the classified and export-controlled information in our possession and to ensure that we comply with applicable laws and agreements. The current members of our government security committee are Ms. England, Dr. Zakheim (chairman), and Messrs. Alder, Edman, Franklin, Geveden, Klatell, and Mayer. The government security committee held four meetings during 2018.

Board Leadership Structure

We believe it is our chief executive officer’s responsibility to manage our Company’s operations and the chairman’s responsibility to lead our board of directors. Given the significant responsibilities with which our chairman is tasked and his active role in our governance, we believe it is beneficial to have an independent chairman whose sole job is leading the board of directors. To this end, our corporate governance guidelines provide that our chief executive officer may not be our chairman, and that our chairman will be selected from our independent directors. In making its decision to separate the chief executive officer and chairman roles, our board of directors considered the time that Mr. Edman is required to devote to the chief executive officer position in the current economic environment, particularly given the demands imposed on our global Company. By segregating the role of the chairman, we reduce any duplication of effort between the chief executive officer and the chairman. We believe this provides strong leadership for our board of directors, while also positioning our chief executive officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders. Our board of directors believes that Mr. Klatell is the most appropriate individual to serve as chairman because of his deep knowledge of our business and strategy, his experience with corporate governance matters, and his demonstrated skill and commitment to performing effectively as chairman of our board of directors.

Our board of directors currently has eight independent members and two non-independent members, specifically Mr. Edman, our president and chief executive officer, and Mr. Tang. A number of our independent board members are currently serving or have served as members of senior management of other public companies or governmental agencies and have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the board of directors by a non-executive chairman, benefits our Company and our stockholders.

The special security agreement to which we are a party establishes certain criteria for the qualifications of our directors and the composition of our board of directors, and also requires that a certain number of directors have strong national security qualifications, have no prior relationship with certain “affiliates” described in the special security agreement, and be U.S. citizens holding or eligible to hold personnel security clearances. Our current board of directors meets the composition criteria.

We believe that we have a strong corporate governance structure that ensures independent discussion among, evaluation of, and communication with and access to, senior management. With the exception of our government security committee of which Mr. Edman is a member, all of our board committees are composed solely of independent directors, which provide independent oversight of management. Also, our corporate governance guidelines provide that our independent directors will meet in executive session not less frequently than quarterly.

Risk Management and Oversight Process

While our management is primarily responsible for managing risk, our board of directors and each of its committees play a role in overseeing our risk management practices. Our full board of directors is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from our management concerning our business and the material risks that our Company faces. Our board of directors annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, cyber security, social responsibility, environmental and compliance risks, and it monitors key risks through reports and discussions regarding key risk areas at meetings of our board of directors and in committee meetings. Our board of directors also focuses on specific strategic and emerging risks in periodic strategy reviews. Our board of directors annually reviews and approves our corporate strategy and goals and our capital budgets, and in connection with that review, it considers risks associated with our Company.

TTM TECHNOLOGIES, INC.	12

Our board of directors allocates responsibility for overseeing risk management for our Company among the full board and each of its committees. Specifically, the full board oversees significant risks primarily relating to operations, strategy, and finance. In addition, each of our committees considers risks within its area of responsibilities, as follows:

•

Our audit committee is primarily responsible for overseeing matters involving major financial risk exposures and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and internal controls; litigation; environmental, health, and cyber security and safety matters; tax matters; liability insurance programs; and compliance with environmental legal and regulatory and social responsibility requirements, the code of business conduct and the code of ethics for the CEO and senior financial officers. In addition, the audit committee reviews our quarterly and annual financial reports, including any disclosure in those reports of risk factors affecting our Company and business.

•

Our compensation committee is primarily responsible for overseeing risks that may be associated with executive retention, our executive compensation programs and risks relating to the administration of those programs. In setting compensation, the compensation committee strives to create incentives that encourage appropriate risk-taking behavior consistent with our business strategy. In making compensation determinations, the compensation committee considers these risks and an overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. To assist in satisfying these oversight responsibilities, the compensation committee retains outside compensation consultants and meets regularly with management to understand the financial, human resources, and stockholder implications of compensation decisions being made. Additional information on risk management considerations of our compensation committee is discussed in this proxy statement under “Compensation Discussion and Analysis — Risk Management Considerations.”

•

Our nominating and corporate governance committee is primarily responsible for risks that may be mitigated by the continued effective functioning of our board of directors and our corporate governance practices. Under its charter, the nominating and corporate governance committee is responsible for, among other things, developing and recommending to our board of directors a set of effective corporate governance principles designed to assure compliance with applicable standards.

•

Our government security committee is primarily responsible for ensuring compliance with the policies and procedures mandated by the U.S. government with respect to classified and export-controlled information in our possession and for ensuring the mitigation of FOCI, including cyber security.

Through the activities of our audit, compensation, nominating and corporate governance, and government security committees, as well as the full board of directors’ interactions with management concerning our business and the material risks that may impact our Company, the board of directors and each respective committee is able to monitor our risk management process and offer critical insights to our management.

Related Person Transaction Policies and Procedures

It is the responsibility of our full board of directors and our audit committee to review and approve related party transactions. It is our management’s responsibility to bring such related party transactions to the attention of our board of directors and members of our audit committee. From time to time our nominating and corporate governance committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our board of directors and our executive officers.

In accordance with our corporate governance guidelines, any monetary engagement (other than director or employee compensation or transactions which would not require disclosure under Item 404 of Regulation S-K) (a) between a director (including any entity of which the director is a director or executive officer and any member of a director’s family as defined in NASDAQ rules) and our Company or any of its affiliates or members of senior management or their families, and (b) between executive officers of our Company (as designated by our board of directors) and our Company or any of its affiliates, is subject to the approval of our audit committee or our independent directors. Each of our directors and executive officers must notify our board of directors in advance of entering into any such transaction.

Our corporate governance guidelines task our board of directors, in consultation with our nominating and corporate governance committee, with reviewing annually the relationships that each director has with us, directly or indirectly.

TTM TECHNOLOGIES, INC.	13

Further, our nominating and corporate governance committee is tasked with periodically reviewing the compensation arrangements and other business relationships between our directors and our Company, including charitable and political contributions, in order to monitor the independence of our directors. Our corporate governance guidelines also provide that if an actual or potential conflict of interest develops, a director should report the matter immediately to the full board of directors and our audit committee for evaluation and appropriate resolution. If a director has a personal interest in a matter before our board of directors, the director must disclose the interest to the full board of directors and our audit committee, must recuse himself or herself from participation in the related discussion, and must abstain from voting on the matter.

DIRECTOR COMPENSATION

Effective with the second quarter of 2018, our non-employee directors receive the following compensation: an annual cash retainer of $68,000, an annual cash retainer of $9,000 for each board committee of which such director is a member (except for the government security committee), and reimbursement of expenses relating to attendance at board and board committee meetings. In addition, the chairman of the board receives an annual cash retainer of an additional $68,000, and the chairmen of our various board committees receive annual cash retainers as follows: $22,000 to our audit committee chairman, $17,000 to our compensation committee chairman, $13,000 to our government security committee chairman, and $12,000 to our nominating and corporate governance committee chairman. Annually, our nominating and corporate governance committee, in consultation with Mercer, reviews our board compensation against the board compensation of our peer companies to develop a reasonable board compensation package.

Upon initial election, each non-employee director receives an option to purchase 20,000 shares of our common stock. The options provided to the non-employee directors expire on the tenth anniversary of the grant date and vest over a four-year period. In May 2018, the chairman of the board received restricted stock units (referred to as RSUs) having a value on the award date of $140,000 and each non-employee director received restricted stock units having a value on the award date of $120,000 based upon the average closing price of our common stock over the six-month period preceding the grant date. The RSUs awarded to the non-employee directors vest in full on the first anniversary of the grant date; however, in an effort to further align board members’ interests with those of our stockholders, delivery of the shares of common stock underlying the RSUs is deferred until retirement from the board of directors (or until one year after retirement in the case of certain prior grants).

Stock Ownership, Hedging and Pledging Policies.  Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our Company and further align their interests with those of our stockholders. Accordingly, our corporate governance guidelines provide that our independent directors are ordinarily expected over time to beneficially own shares of our common stock (including shares owned outright, unvested shares, restricted stock units, and stock options) having a value of at least three times their annual retainer, and as our directors are subject to our insider trading policy, they are prohibited from pledging or hedging their shares. All of our directors, except for Ms. Lenard and Mr. Geveden, who joined our board in 2018, meet the stock ownership guidelines as of March 11, 2019. In addition, the board recently adopted stock ownership guidelines for the Chief Executive Officer and his direct reports. For a full description of such guidelines, see page 38.

Mr. Edman is not compensated for his service as a director. Mr. Edman’s compensation as our chief executive officer and president is described below under “Compensation Discussion and Analysis” and “Executive Compensation.” For the period between January 1 and March 31, 2018, Mr. Tang received total compensation of $77,281 for his service as Managing Director – Asia Pacific Region of one of the Company’s Hong Kong subsidiaries, which total compensation consisted of the following: (i) base salary of $63,638, (ii) an additional pro-rata component of base salary in the amount of $10,461 paid in 2018 as is consistent with competitive practices in the region in recognition of the Chinese New Year, and (iii) $3,182 of contributions made by us on Mr. Tang’s behalf to the Mandatory Provident Fund, a savings program for the retirement of residents in Hong Kong. As of March 31, 2018, Mr. Tang and the Company agreed that he would no longer be an employee of the Company’s Hong Kong subsidiary. The Company and Mr. Tang agreed as part of his separation from employment, that Mr. Tang would receive a severance payment of $150,000 USD and unused leave pay in the amount of $42,774 USD. The amounts paid to Mr. Tang were paid in Hong Kong Dollars (HKD) and converted to U.S. Dollars (USD)

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using an average exchange rate of $0.1276 HKD per USD for purposes of this disclosure. After March 31, 2018, Mr. Tang began receiving compensation as a non-employee director of the Company.

Nonqualified Deferred Compensation. Our directors are permitted to defer 5% to 100% of annual director fees into our Executive and Director Deferred Compensation Plan. None of our directors participated in the Executive and Director Deferred Compensation Plan in 2018 and none have elected to participate in 2019.

Director Summary Compensation Table for Fiscal Year 2018

The following table sets forth the compensation earned by our non-employee directors in respect of their services as such during 2018.

Name	Fees Earned or Paid in Cash(1)	RSU Awards(2)	Stock Option Awards(2)	Total
Robert E. Klatell	$165,000	$144,785	0	$309,785
Kenton K. Alder	$67,000	$124,102	0	$191,102
Julie S. England	$80,000	$124,102	0	$204,102
Philip G. Franklin	$96,500	$124,102	0	$220,602
Rex D. Geveden(3)	$55,000	$124,102	$178,456	$357,558
Chantel E. Lenard(4)	$19,250	$56,343	$156,280	$231,873
John G. Mayer	$81,500	$124,102	0	$205,602
Tang Chung Yen (Tom Tang)(5)	$50,500	$124,102	0	$174,602
Dov S. Zakheim	$86,000	$124,102	0	$210,102

(1)	Amounts include fees payable for service as a director, committee membership, or committee chair as described in the narrative accompanying this table.
(2)

Amounts shown reflect the fair value of RSUs and stock options at the date of grant. The value is calculated in accordance with ASC Topic 718, Compensation - Stock Compensation. The fair value of an RSU is based on the closing market price of our common stock on the date of grant. The fair value of an option is calculated by using the Black-Scholes option-pricing model on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 15 to our 2018 consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2019. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth for non-employee directors: (i) the aggregate number of RSUs and option awards outstanding as of December 31, 2018, and (ii) the number of RSUs and option awards that were not vested as of December 31, 2018.

(3)	Mr. Geveden joined the board on May 9, 2018.
(4)	Ms. Lenard joined the board on November 14, 2018.
(5)

Represents only compensation received as a non-employee director after March 31, 2018. For compensation as an employee of one of the Company’s Hong Kong subsidiaries, please refer to Director Compensation above.

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Outstanding Equity Awards Held by Non-Employee Directors at Fiscal 2018 Year End

Name	RSUs Outstanding at Fiscal Year End	Number of RSUs that Have Not Vested(1)	Options Outstanding at Fiscal Year End	Number of Options that Have Not Vested
Robert E. Klatell	98,482	8,722	-0-	-0-
Kenton K. Alder	49,968	7,476	-0-	-0-
Julie S. England	19,972	7,476	20,000	10,000(2)
Philip G. Franklin	74,561	7,476	20,000	-0-
Rex D. Geveden	7,476	7,476	20,000	20,000(3)
Chantel E. Lenard	3,875	3,875	20,000	20,000(4)
John G. Mayer	94,787	7,476	-0-	-0-
Tang Chung Yen (Tom Tang)	7,476	7,476	-0-	-0-
Dov S. Zakheim	78,352	7,476	20,000	-0-

(1)	Ms. Lenard’s RSUs will vest on October 18, 2019. The RSUs for the other directors will vest on May 9, 2019.
(2)	Such options vest one-half on each of October 20, 2019 and 2020.
(3)	Such options vest one-fourth on each of May 9, 2019, 2020, 2021 and 2022.
(4)	Such options vest one-fourth on each of October 18, 2019, 2020, 2021 and 2022.

Compensation Consultant and its Affiliates

Mercer was retained by our compensation committee to provide an independent review of the Company’s executive compensation programs, including an analysis of the competitive market for 2018. In addition, Mercer assisted the compensation committee with its evaluation of the risks associated with our compensation programs, and executive director compensation data. Additionally, Mercer provided our nominating and corporate governance committee with director compensation assessment and assistance in developing the CD&A. Mercer also furnished the compensation committee with reports on peer company practices for 2018 relating to the following matters: short-term and long-term compensation program design; equity compensation; vesting practices and ownership guidelines; CEO/median employee pay ratio calculation; target incentive opportunities; and compensation trends for board and committee members. For further discussion of the work conducted by Mercer as our compensation consultant, see “Compensation Discussion and Analysis — Role of the Compensation Committee.”

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of each class of common stock beneficially owned as of March 11, 2019 by (a) each of our directors and named executive officers; (b) all of our directors and executive officers as a group; and (c) each person known by us to own beneficially more than five percent of our outstanding common stock.

	Shares Beneficially Owned

Name of Beneficial Owner(1)	Number	Percentage(2)
Directors and Executive Officers:		*
Thomas T. Edman(3)	462,683	*
Todd B. Schull	220,433	*
Douglas L. Soder	157,459	*
Brian W. Barber	99,966	*
Daniel J. Weber	43,848	*
Kenton K. Alder(4)	40,116	*
Julie S. England(5)	10,000	*
Philip G. Franklin(6)	30,000	*
Rex D. Geveden(7)	5,000	*
Robert E. Klatell(8)	6,500	*
Chantel E. Lenard	0	*
John G. Mayer(9)	9,167	*
Tang Chung Yen (Tom Tang)(10)	6,139,374	5.8%
Dov S. Zakheim(11)	20,000	*
All directors and executive officers as a group (14 persons)	7,244,546	6.9%
5% Stockholders		*
FMR LLC(12)	15,524,050	14.8%
BlackRock, Inc.(13)	13,802,498	13.1%
The Vanguard Group(14)	11,932,044	11.3%
Dimensional Fund Advisors LP(15)	8,767,958	8.3%
Su Sih (BVI) Limited(10)	6,139,374	5.8%

*	Represents less than 1% of our outstanding common stock.
(1)	Except as otherwise indicated, the address of each person listed on the table is 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626.
(2)

We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options, RSUs, performance-based restricted stock units (PRUs), and warrants held by that person that are currently exercisable or will become exercisable or releasable within 60 days after March 11, 2019 but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 105,144,118 shares of our common stock outstanding as of March 11, 2019.

(3)

Does not include 35,261 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 18,826 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.

(4)	Does not include 49,968 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.
(5)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 19,972 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.

(6)

Includes 20,000 shares issuable upon the exercise of stock options that are currently vested. Does not include 74,561 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.

(7)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 7,476 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.

TTM TECHNOLOGIES, INC.	17

(8)

Does not include 98,482 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 82,047 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.

(9)

Does not include 94,787 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 78,352 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.

(10)

Represents shares of our common stock held by Su Sih (BVI) Limited, a company organized under the laws of the British Virgin Islands, referred to as Su Sih. Su Sih is a holding company owned by the Estate of Mr. Tang Hsiang Chien (Deceased) and Mein et Moi Limited, referred to as MML, a company organized under the laws of the British Virgin Islands and wholly owned by Mr. Tang Ying Yen, Henry. Mr Tang Hsiang Chien was, and Tang Ying Yen, Henry is, a citizen of Hong Kong Special Administrative Region of People’s Republic of China. Mr. Tang Chung Yen (Tom Tang) is the son of Mr. Tang Hsiang Chien (Deceased) and the brother of Mr. Tang Ying Yen, Henry and therefore has an indirect ownership in the shares. Su Sih has shared voting and dispositive power over 6,139,374 shares. The Estate of Tang Hsiang Chien (Deceased), Mr. Tang Ying Yen, Henry and MML each have shared voting and dispositive power of 6,139,374 shares. The Estate of Mr. Tang Hsiang Chien (Deceased) reported beneficial ownership of 5,120,412 shares. Mr. Tang Ying Yen, Henry and MML each reported beneficial ownership of 1,018,962 shares. Such information is as reported on Schedule 13D/A filed by Su Sih, MML, and the Estate of Tang Hsiang Chien (Deceased) and Mr. Tang Ying Yen, Henry filed with the SEC on August 15, 2018. The address of Su Sih is No. 7 Dai Wang Street, Tai Po Industrial Estate, Tai Po, New Territories, Hong Kong. This amount does not include 7,476 shares issuable upon delivery of shares underlying vested RSUs owned by Mr. Tang Chung Yen (Tom Tang), the delivery of which is deferred until retirement from our board of directors.

(11)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 78,352 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.

(12)

Represents shares of our common stock held by FMR LLC, on behalf of itself and its affiliates, referred to as FMR. Based on the information reported on Schedule 13G/A filed by FMR with the SEC on February 13, 2019: (i) FMR reported beneficial ownership of 15,524,050 shares, sole voting power as to 2,488,132 of the shares, and sole dispositive power as to 15,524,050 of the shares; (ii) members of the Johnson family, including Abigail P. Johnson, are the predominant owners of Series B voting common shares of FMR, representing 49% of the voting power of FMR, and may be deemed to form a controlling group; and (iii) neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, which power resides with the Fidelity funds’ Board of Trustees. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(13)

Represents shares of our common stock held by BlackRock, Inc. and certain of its affiliates, referred to as BlackRock. BlackRock has sole voting power over 13,311,061 shares and sole dispositive power over 13,802,498 shares. Such information is as reported on Schedule 13G/A filed by BlackRock with the SEC on January 31, 2019. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(14)

Represents shares of our common stock held by The Vanguard Group and certain of its affiliates, referred to as Vanguard. Vanguard has sole voting power over 91,482 shares, shared voting power over 6,416 shares, sole dispositive power over 11,844,068 shares and shared dispositive power over 87,976 shares. Such information is as reported on Schedule 13G/A filed by Vanguard with the SEC on February 12, 2019. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

Represents shares of our common stock held by Dimensional Fund Advisors LP, and certain of its affiliates, referred to as Dimensional. Dimensional has sole voting power over 8,467,963 shares and sole dispositive power over 8,767,958 shares. Such information is as reported on Schedule 13G/A filed by Dimensional with the SEC on February 8, 2019. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the fiscal year ended December 31, 2018, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2018.

TTM TECHNOLOGIES, INC.	18

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and each of our three other highest paid executive officers (collectively referred to as our named executive officers or NEOs). Our named executive officers are:

Name	Age	Position(s) Held
Thomas T. Edman	56	Chief Executive Officer, President and Director
Todd B. Schull	60	Executive Vice President and Chief Financial Officer
Douglas L. Soder	58	Executive Vice President and President Commercial Sector
Brian W. Barber	63	Executive Vice President, Chief Operating Officer
Daniel J. Weber	47	Senior Vice President, General Counsel and Secretary

Biographical information regarding these officers is set forth below, except for Mr. Edman, whose biography is set forth above with our other directors.

Todd B. Schull has served as our Executive Vice President and Chief Financial Officer since March 2013. Mr. Schull joined our Company as an Executive Vice President in February 2013. Prior to joining us, Mr. Schull served as Senior Vice President of Finance and Corporate Controller of Sanmina Corporation since 2005. Mr. Schull started his career with Deloitte LLP and then held leadership positions with Verbatim Corporation, Solectron Corporation, Tidal Software, Ultratech, Repeater Technologies, and VA Linux. Mr. Schull holds a Bachelor of Science degree in accounting from the University of Utah.

Douglas L. Soder has served as our Executive Vice President and President of our Commercial Sector since July 2018. Prior to that Mr. Soder served as Executive Vice President, and President of our Communications and Computing Business Unit since January 2016. Prior to that Mr. Soder served as Executive Vice President and President, North America Business Unit from April 2012 until December 2015. Prior to that Mr. Soder served as our Executive Vice President since November 2006. Before joining our Company, Mr. Soder held the position of Executive Vice President for Tyco Electronics Printed Circuit Group from January 2001 until our acquisition of that company in October 2006. During an almost 24-year career at Tyco Electronics, Mr. Soder served in a variety of sales, sales management, and operations management positions at its AMP Incorporated and Tyco Printed Circuit Group (PCG) subsidiaries. From November 1996 to January 2001, Mr. Soder was Vice President of Sales and Marketing for PCG. Mr. Soder holds a Bachelor of Arts degree in Political Science from Dickinson College.

Brian W. Barber has served as the Executive Vice President and Chief Operating Officer since January 2016 and prior to that as our Senior Vice President and President of our High Technology Business Unit since June 2015. He served as Senior Vice President Operations Printed Circuit Board & Supply Chain Management of Viasystems Group, Inc. from December 2007 until May 2015. From November 2000 to December 2007, Mr. Barber was Vice President Operations Printed Circuit Board/Electro-mechanical, Americas, and from January 2000 to October 2000, Mr. Barber was Vice President Printed Circuit Board Operations, all at Viasystems. Prior to joining Viasystems in 2000, Mr. Barber was employed by Hadco Corporation since 1982, and from 1994 to 1999 served as Vice President and Business Unit Manager of their high technology operation. Mr. Barber received his Bachelor’s Degree in Psychology from Binghamton University.

Daniel J. Weber has served as the Senior Vice President, General Counsel and Secretary since June 2015. He leads the Office of the General Counsel which includes the contracts and administration function. Before joining TTM, Mr. Weber served as the General Counsel for Viasystems for approximately 11 years and had served as in-house counsel for Viasystems for over 15 years. Mr. Weber previously also served as Vice President and General Counsel of Courtesy Corporation, a plastic molding manufacturer based in the United States, and as General Counsel of International Wire Group, Inc., a multinational insulated and bare copper wire manufacturer. Prior to embarking on his in-house legal career, Mr. Weber worked in private practice at Gallop, Johnson & Neuman, L.C. in the corporate and securities group. Mr. Weber completed his undergraduate work from University of Kansas and received his Law Degree from St. Louis University.

TTM TECHNOLOGIES, INC.	19

This CD&A is organized into four sections:

•	Compensation Overview – Alignment of Performance and Compensation (Page 20)

•	Executive Compensation Philosophy and Objectives (Page 23)

•	Role of the Compensation Committee (Page 24)

•	Compensation Structure (Page 25)

Compensation Overview – Alignment of Compensation and Performance

Our goal is to tie the Company’s compensation closely with performance. The information below provides an executive summary of the Company’s financial performance for fiscal year 2018 and how pay is aligned with performance.

KEY ACCOMPLISHMENTS IN 2018

TTM’s commitment to its strategy of diversification, differentiation and discipline led to TTM’s continued growth and financial strength in 2018. In an effort to further differentiate our product and service offerings to our customers, we purchased Anaren, Inc. in 2018 and have successfully integrated it into our organization. For 2018, our growth markets were aerospace and defense, computing, and medical, industrial and instrumentation, which offset the declines in our cellular phone, automotive and networking and communications end markets. Due to disciplined operations and cost controls, we generated Non GAAP net income of $190.4 million in 2018.

Diversification	• We maintained end market diversification, with none of our seven end markets representing more than 22% of our sales.

Differentiation

•  We purchased Anaren, Inc. in April, 2018 which allows us to engage with customers earlier in the design cycle, providing differentiated value added Radio Frequency (“RF”) Solutions, and continue to provide customers with a “one stop shop” approach based on our global footprint and the breadth of our technology offerings.

Discipline	• To date, we have already paid down approximately 24% of the additional debt we incurred with respect to the acquisition of Anaren, Inc.

PERFORMANCE HIGHLIGHTS

The following summarizes key elements of the Company’s performance in 2018(1).

•	Net sales for fiscal 2018 increased to $2.85 billion (a record high) from $2.66 billion in fiscal year 2017
•

GAAP net income attributable to stockholders for fiscal year 2018 was $173.6 million, or $1.38 per diluted share, compared to GAAP net income attributable to stockholders of $124.2 million, or $1.04 per share, for fiscal year 2017

•	On a non-GAAP basis, net income attributable to stockholders for fiscal year 2018 was $190.4 million compared to $167.1 million for fiscal year 2017
•	Adjusted EBITDA for fiscal year 2018 was $438.8 million, or 15.4% of net sales, compared to $388.6 million, or 14.6% of net sales, for fiscal year 2017
•	Non GAAP earnings per share (“EPS”) for fiscal year 2018 was $1.76, compared to $1.57 for fiscal year 2017
•

Operating cash flow for fiscal year 2018 declined to $273.1 million, from $332.8 million for fiscal year 2017 as a result of the expenses related to the Anaren, Inc. acquisition and an increased use of working capital

TTM TECHNOLOGIES, INC.	20

•	Repaid approximately $113 million of our Term Loan B in 2018 and an additional $30 million in 2019

NET SALES GAAP NET INCOME ATTRIBUTABLE TO STOCKHOLDERS NON-GAAP NET INCOME ATTRIBUTABLE TO STOCKHOLDERS ADJUSTED EBITDA NON-GAAP EPS(1) OPERATING CASH FLOW $2.85 $173.6 $190.4 $438.8 $1.76 $273.1 BILLION MILLION MILLION MILLION MILLION

(1)	For a discussion explaining the use of the Non-GAAP metrics and reconciliation to audited GAAP metrics see Appendix A attached hereto.

ALIGNMENT OF PAY AND PERFORMANCE

TTM’s executive compensation is strongly aligned to Company performance and measurable financial metrics. The following charts show the improvement of our Company performance over the past three years.(1)

Net Sales in $Billions GAAP Net Income Attributable to Stockholders in $Millions Non-GAAP Net Income Attributable to Stockholders in $Millions(1) Adjusted EBITDA in $Millions(1) Non-GAAP EPS(1) in $ Operating Cash Flow in $Millions(1)

(1)	For a discussion explaining the use of the Non-GAAP metrics see Appendix A attached hereto.

TTM TECHNOLOGIES, INC.	21

The charts below measure the base salary for the CEO and the average base salary for each of our NEOs for the past three years and show a modest increase over such period of time.

CEO Base Salary ($) NEO Average Base Salary ($)

The following charts measure the performance based compensation in each year for the past three years. The amounts shown represent the total of the cash incentive and the stock awards vested(2) for the CEO each year and the average of the total cash and stock awards vested for each of our NEOs. These charts demonstrate consistent increases in performance-based compensation for the three year period to correspond to the Company’s consistently improved performance over such period.

CEO Performance Based Compensation ($) NEO Average Performance Based Compensation ($)

These charts demonstrate that the Company sets increasingly demanding goals for performance based pay thereby aligning stockholder interests with compensation paid to the Company’s most senior executives.

(1)

These charts include compensation received by Daniel J. Weber for 2016, 2017, and 2018, even though he did not become a named executive officer until 2018. These charts do not include compensation for Canice Chung, a named executive officer in 2016 and 2017.

(2)	The stock awards vested equals the fair market value of our common stock on the day of vesting multiplied by the number of shares released on the vesting date.

2018 SAY ON PAY VOTE

At our 2018 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our executive officers described in our 2018 proxy statement. Approximately 99.2% of the votes cast on the matter were voted “For” such advisory “say-on-pay” approval, thereby providing the compensation committee with verification that its compensation practices align the interests of the Company’s executives with those of the Company’s stockholders.

TTM TECHNOLOGIES, INC.	22

PAY AND GOVERNANCE PRACTICES

We continually review the Company’s executive compensation program to maintain compensation practices that are in the best interests of our stockholders. Some of our key policies are summarized below:

WHAT WE DO:	WHAT WE DON’T DO:

• We tie pay to performance, including the use of performance share units	• We do not maintain pension plans or other executive retirement plans

• We use double triggers in our severance agreements and our equity awards	• We do not provide tax gross up payments for any amounts considered excess parachute payments

• We maintain significant stock ownership guidelines for our NEOs	• We do not allow hedging or pledging of our stock

• We have a robust clawback policy	• We do not permit the repricing of stock options without prior stockholder approval

• The Committee engages an independent compensation consultant	• We do not provide excessive perquisites

• We conduct annual compensation risk assessments

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy, which is established by the compensation committee of our board of directors, is intended to attract, motivate, and retain executives and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies and reward the achievement of short-term and long-term performance goals.

We use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executives with those of our stockholders. We generally target total compensation between the 25th and 50th percentile of comparable companies. We believe that this philosophy will continue to enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. However, our compensation committee’s decisions on target compensation for specific individuals are also influenced by a variety of additional factors, including compensation practices of businesses acquired by us and Company and individual performance.

Each year our compensation committee, together with our senior management, establishes performance targets for short-term and long-term incentive plans that require the achievement of significant financial results. Each year our compensation committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies, achievement of strategic objectives, improvements in market share and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executives is determined based on performance and what our compensation committee believes is in the best interests of our stockholders.

We believe that our use of restricted stock units (referred to as RSUs) and performance-based restricted stock units (referred to as PRUs), together with an annual incentive bonus program that is based on various combinations of global operating income, business unit operating income, global cash flow from operations as a percentage of revenue,

TTM TECHNOLOGIES, INC.	23

business unit cash flow from operations as a percentage of revenue and individual goals, shows that we have closely linked executive officer pay to performance. Our pay mix consists primarily of base salary, annual performance-based cash bonuses, performance-based equity incentives and time-based equity incentives. Upon our acquisition of Anaren, we acquired a non-contributory defined benefit pension plan covering eligible employees of Anaren. The plan was closed for new participants on August 15, 2000. We have no other executive retirement plans except our 401(k) plan and deferred compensation plan available to North America employees. In China, the Company contributes to either separate trust-administered funds or various government-sponsored pension plans on a mandatory basis. We provide very limited perquisites except the expatriate compensation packages provided to our President of our Commercial Sector and our Chief Operating Officer related to their assignments in Hong Kong.

Role of the Compensation Committee

General. Our compensation committee, which is currently comprised of three independent members of our board of directors, as discussed in greater detail under “Information Relating to Corporate Governance and the Board of Directors,” is responsible for, among other things:

•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of senior management;

•	the approval (or recommendation to our board of directors) of individual compensation for our executive officers, including our chief executive officer;

•	the approval of annual and long-term incentive performance metrics as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.

Our compensation committee, in consultation with the outside executive compensation consultant retained by our compensation committee, also helps analyze the reasonableness and effectiveness of our overall executive compensation packages.

While our chief executive officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee and, in the case of compensation decisions for our chief executive officer, the non-employee members of our board of directors. These decisions are based not only on our compensation committee’s deliberations, but also on input requested from outside advisors, including our compensation committee’s outside compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our chief executive officer’s compensation have historically been based on recommendations of our compensation committee and included discussions with and approval by all of our non-employee directors without the presence of our chief executive officer or other management. Our compensation committee typically discusses proposals for our chief executive officer’s compensation package with him but always makes final decisions regarding his compensation when he is not present. Decisions regarding other executive officers have typically been made by our compensation committee after considering recommendations from our chief executive officer.

Compensation Consultant.    Our compensation committee has historically engaged the services of an outside compensation consultant to provide independent advice in connection with making executive compensation determinations. The chairman of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the outside compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

Our compensation committee continued our engagement with Mercer with respect to 2018 compensation matters. Mercer (the “Compensation Consultant”) was retained to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More

TTM TECHNOLOGIES, INC.	24

specifically, the Compensation Consultant evaluated our selected peer companies and provided competitive compensation data and analysis relating to the compensation of our chief executive officer and our other senior officers. The Compensation Consultant also furnished the compensation committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation, vesting practices and ownership guidelines; retention value of current equity holdings; target incentive opportunities; and compensation trends for board and committee members. In addition, the Compensation Consultant assisted the compensation committee with its evaluation of the risks associated with our compensation programs and provided our nominating and corporate governance committee with an assessment of our directors’ compensation.

The Compensation Consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. The Compensation Consultant reviews various proposals presented to the committee by management, and provides updates on market trends and the regulatory environment as it relates to executive compensation. The Compensation Consultant reports directly to our compensation committee and not to management. Except for consulting work related to a broad-based compensation survey the Company performed, and assistance with the CEO pay ratio calculation and disclosure, the Compensation Consultant did not provide any services to TTM other than to the compensation committee. Our compensation committee assessed the independence of the Compensation Consultant pursuant to SEC and NASDAQ rules and concluded that the Compensation Consultant is independent and that the work of the Compensation Consultant has not raised any conflict of interest.

Management Role in Setting Compensation.  Members of our human resources and finance departments work with our chief executive officer to recommend changes to existing compensation plans and programs, to define financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our chief executive officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual salaries and variable pay amounts for members of the executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short-term and long-term incentive plans. Our chief executive officer is generally subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.

Compensation Structure

Although the final structure may vary from year to year and officer to officer, our compensation committee utilizes three main components for executive officer compensation:

•	Base Salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise, and individual potential and performance;

•	Annual Incentive Bonus — variable cash compensation that takes into account our financial performance during a particular year and individual performance goals; and

•

Long-Term Incentives — stock-based awards, including performance and time-vested restricted stock units that reflect the performance of our common stock and align executive officer and stockholder interests.

Pay Mix. In determining the allocation each year among base salary, annual incentive bonus, and long-term equity incentive compensation, our compensation committee considers the following factors: our short-term and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer’s compensation to the achievement of performance targets and corporate objectives. When considering a proposed compensation package for an executive officer, our compensation committee considers the compensation package as a whole, including each element of total compensation. We have no pre-established policy for allocating between either cash and non-cash or short-term and long-term compensation.

TTM TECHNOLOGIES, INC.	25

Our compensation committee believes that the particular elements of compensation identified above produce a well-balanced mix of stock-based compensation, retention value, and at-risk compensation that collectively provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will maximize company performance over the long term. Our compensation committee believes that this approach should lead to increases in stockholder value, provide an appropriate reward for our executive officers, and reduce the risk of loss of executive officers to competitors.

While each element of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, there is a different emphasis on the three primary elements based on an employee’s position and ability to impact our financial results. In general, the percentage of performance-based pay, or at-risk pay, increases with job responsibility. This is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of less compensation when performance falls short of established financial and/or stockholder return targets.

For 2018, compensation for Messrs. Soder, Schull, Barber and Weber has been structured so that approximately 33% of compensation consists of aggregate base pay.

The charts below show the mix of base salary, actual annual incentive, and the grant date fair value of equity grants for the CEO and other NEOs in 2018. Consistent with our pay-for-performance philosophy, the largest portion of compensation (approximately 75% for our CEO and on average 67% for our other NEOs) is variable or performance-based annual and long term incentives.

2018 CEO's Compensation 2018 NEO's Compensation

Compensation Levels and Benchmarking. Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our global Company; the individual’s experience and expertise; the compensation levels for the individual’s peers within our Company; compensation levels for similar positions in the PCB industry or in the technology industry more generally; performance of the individual and our Company as a whole; and the levels of compensation necessary to recruit new executive officers. For 2018, our compensation committee reviewed the compensation of our officers and compared it with that of both our peer group companies and broader, composite global market survey data provided by our Compensation Consultant.

Peer Groups. The compensation committee reviews the peer groups regularly and makes adjustments to account for events such as acquisitions, mergers and the like. For 2018, Mercer recommended, and the committee adopted, refinements to our Executive Compensation Peer Group using the same criteria used in 2017 including (i) North America based companies with revenues between $1.0 billion and $3.0 billion, and (ii) companies with market capitalization between $250 million and $2.5 billion. For the fiscal year ended December 31, 2018, our revenue was $2.85 billion and our market capitalization was approximately $1.0 billion. For 2018, Mercer further recommended refinements to our Executive Compensation Peer Group, to better reflect our revenue profile and end market representation. As a result of these refinements to the Peer Group, three companies at the low end were removed, one company that was acquired was

TTM TECHNOLOGIES, INC.	26

removed and two near the median were added. This resulted in a peer group that included the companies listed on the chart below, which along with the broader survey discussed below, were used for benchmarking purposes.

Our compensation committee believes that the selected TSR (Total Stockholder Return) Peer Group (the “TSR Peer Group”) is more appropriate for determining TSR under our PRU Program as it provides a comparison of our Company’s stock price performance against our global competitors and better alignment with stockholder investment choices. For 2018, the refinements to the TSR Peer Group resulted in one company being removed that was acquired. For a discussion regarding how the TSR Peer Group affects executive compensation, please see the “Equity Awards” section on page 33.

TTM TECHNOLOGIES, INC.	27

The following chart lists each of the companies that have been included by our compensation committee in the Executive Compensation and TSR Peer Groups for 2017 and 2018:

Companies	Executive Compensation Peer Group		TSR Peer Group
	2017	2018	2017	2018
Advanced Micro Devices(1)	✓	✓
AT&S			✓	✓
AVX Corporation	✓	✓
Benchmark Electronics, Inc.	✓	✓	✓	✓
Celestica Inc.	✓	✓	✓	✓
Chin Poon Industrial Co. Ltd.			✓	✓
Compeq Manufacturing Co. Ltd			✓	✓
CTS Corporation	✓
Cubic Corporation	✓	✓
Curtiss-Wright Corporation	✓	✓
Daeduck Electronics Co.			✓	✓
Diodes Incorporated	✓
Esterline Technologies Corporation	✓	✓
Fabrinet	✓	✓
Fairchild Semiconductor Int’l, Inc.(2)	✓
Flextronics International Ltd.			✓	✓
Gold Circuit Electronics Ltd.			✓	✓
Hannstar Board Corporation			✓	✓
Ibiden Co., Ltd			✓	✓
Jabil Inc.			✓	✓
KEMET Corporation	✓
Kingboard Chemical Holdings Ltd.(3)			✓
Moog Inc.	✓	✓
Nanya Technology Corporation			✓	✓
ON Semiconductor Corporation	✓	✓
Plexus Corporation	✓	✓	✓	✓
Samsung Electro-Mechanics Co.			✓	✓
Sanmina Corporation	✓	✓	✓	✓
Simmtech Holdings Co., Ltd.			✓	✓
Teledyne Technologies Inc.	✓	✓
Trimble Navigation	✓	✓
Tripod Technology Corporation			✓	✓
Unimicron Technology Corp.			✓	✓
Unitech Printed Circuit Board Corp.			✓	✓
Vishay		✓
WUS Printed Circuit Co., Ltd.			✓	✓
Zebra Technologies		✓
Zhen Ding Technology Holding Ltd.			✓	✓

(1)	Advanced Micro Devices replaced Omnivision in 2017.
(2)	Fairchild was acquired by ON Semiconductor in 2017.
(3)	Kingboard Holdings was removed as their PCB content was limited in overall holdings.

TTM TECHNOLOGIES, INC.	28

This peer group is not used for the stock price performance graph included in our Annual Report on Form 10-K for the year ended December 31, 2018. That Form 10-K performance graph compares the cumulative total stockholder return on our common stock against the cumulative total return on the NASDAQ Composite Index and the Dow Jones U.S. Electrical Components & Equipment Index.

Mercer recommended the use of peer group data (where available) combined with data obtained from a broader compensation survey conducted by Radford (the “Radford Survey”) for comparing compensation of our executive officers. Mercer recommended the use of the Radford Survey for companies in the semiconductor, computer storage and peripherals, and communications equipment industries with approximate annual revenues between $1.0 billion and $3.0 billion, in order to align with the criteria used to select our 2018 Peer Group.

As discussed above, our compensation committee has historically targeted the compensation levels of our executive officers between the 25th and 50th percentile of comparable officers at comparable companies, as derived from both peer group data and broader composite survey data. Our compensation committee may have varied from this target range for various elements of compensation depending on the executive officer’s job performance, skill set, level of responsibilities, prior compensation and business conditions. The compensation for our executive officers discussed herein for 2018 falls generally within this targeted range.

Our compensation committee intends to continue its practice of retaining consultants from time to time, as it deems appropriate, to advise it with respect to its policies and to provide compensation data from comparable companies.

Risk Management Considerations.    Our compensation committee believes that our performance-based bonus and equity programs for all management employees, including our executive officers, provide incentives to create long-term stockholder value. Several elements of the programs are also designed to discourage behavior that leads to excessive risk:

•

Annual incentive bonus compensation programs for management personnel are based on a combination of consolidated company, business unit and/or facility results, as well as individual goals that are established with input from the specific employee and his or her supervisors. Further, our Company must achieve a minimum of 60% of the global operating income target for any payout to be earned under the annual incentive bonus plan. This type of program design motivates business units to work together to achieve greater returns for our stockholders. In any one year, because we are comprised of a number of different business units, managers in high-performing business units may receive significantly more compensation than managers in business units that do not perform as well.

•

Our compensation committee believes that operating income and operating cash flow as a percentage of revenues, the financial metrics used to determine the amount of an executive’s annual incentive bonus, are measures that drive long-term stockholder value. Moreover, the committee attempts to set ranges for these metrics that encourage success without encouraging excessive risk taking to achieve short-term results.

•

The use and equal weighting of both revenue and adjusted EBITDA performance metrics in our PRU program limits the ability of an executive to be rewarded for taking excessive risk on behalf of our Company by, for example, seeking revenue-enhancing opportunities at the expense of adjusted EBITDA, since performance is required on both metrics to maximize payout under the Company’s PRU program.

•

The metrics used to determine vesting of our PRUs are based on rolling three-year performance periods of our Company’s performance and the price of the stock of the Company over a six month average. The committee believes that these extended performance periods encourage executives to attain sustained performance over several periods, rather than performance in a more limited period.

•	Our time-vested RSUs vest over a three-year period, encouraging executives to strive for long-term appreciation in equity values.

•

Our management incentive plan provides that executives will only receive payments if the Company achieves at least 60% of the target operating income set by the Board of Directors in any given year. Similarly, our PRU program provides that executives will “bank” PRU shares if we achieve at least 60% of the revenue and adjusted EBITDA targets. The committee believes that these minimum thresholds discourage management from taking excessive risk to achieve performance at a higher percentage of the established target.

TTM TECHNOLOGIES, INC.	29

•

Our management incentive plan and PRU program both have maximum thresholds which limit payouts while also recognizing exceptional performance. Maximum thresholds encourage management to exceed established performance targets however mitigate risk by limiting payouts which avoid excessive risk-taking or the sacrificing of future period performance.

•

Our PRU program uses a modifier of our TSR which is based on stock price fluctuations over a three-year period (using for each year’s awards the 6-month trailing average closing price of the beginning of each year compared to the 6-month trailing average closing sales price three years later) relative to the TSR of peer companies selected by our compensation committee. Our compensation committee believes that the use of a 6-month trailing average closing stock price mitigates the potential risks of basing potential PRU payments on changes in stock prices that may not be reflective of long-term performance.

•	Because each of our executives is subject to our insider trading policy, among other restrictions, our executives are prohibited from pledging and hedging their shares of our stock.

•

Our Chief Executive Officer and his direct reports are subject to stock ownership guidelines. The guidelines provide that the Chief Executive Officer shall attain stock ownership with a value of five times current salary within five years of tenure and that the direct reports of the Chief Executive Officer shall attain stock ownership with a value of three times salary within five years of the adoption of the policy or the executive’s tenure.

Individual Executive Officer Compensation

Base Salary. Base salaries for our executive officers are set with regard to the level of the position within our Company, the individual’s performance in recent periods, and the executive’s potential for continued development within our global organization. The base salary levels, and any increases or decreases to those levels for each executive officer, are reviewed and approved each year by our compensation committee. Such adjustments may be based on factors such as the overall performance of our Company, new roles and responsibilities assumed by the executive, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, the length of service with our Company, or revisions to our compensation philosophy. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our compensation committee’s judgment. Although salaries historically have been generally targeted at the 25th to 50th percentile of our peer group and relevant compensation survey data, our compensation committee may also take into account historical compensation, internal parity with other executives, potential as a key contributor, and special recruiting and retention situations. We believe that providing base salaries around the median of our peer group and the broader market survey provided by our Compensation Consultants will enable us to remain competitive for qualified executive officers while avoiding paying amounts in excess of what we believe necessary to attract and retain such executive officers.

Base Salaries for 2018. Based on the Company’s performance and each individual’s performance, Mr. Edman recommended the base salaries for Messrs. Schull, Soder, Barber and Weber be increased on July 1, 2018, bringing each between the 25th and the 50th percentile of our peer companies. After its review, our compensation committee approved the base salaries recommended by Mr. Edman for our other executive officers for 2018.

A summary of base salary increases that were made effective on July 1, 2018 is outlined below for each of our named executive officers:

Name	Base Salary
	2017	2018	Y/Y Change
Thomas T. Edman	$680,000	$700,000	2.9%
Todd B. Schull	$450,000	$465,000	3.3%
Douglas L. Soder	$460,000	$465,000	1.1%
Brian W. Barber	$400,000	$410,000	2.5%
Daniel J. Weber(1)	$370,000	$390,000	5.4%

(1)	Mr. Weber became a named executive officer in 2018.

TTM TECHNOLOGIES, INC.	30

Annual Incentive Bonus Plan. Our compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term performance goals. To support collaboration within our senior management team, our compensation committee rewards all of our executive officers for company-wide performance by tying bonus awards to our operating income and the generation of operating cash flow. The compensation committee believes operating income and operating cash flow is a good indicator in capturing our success given the market in which we compete and is a measure that management can easily track and communicate to employees throughout the performance period. Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our Company’s actual performance.

In response to the recommendations of management, our compensation committee based the Company’s incentive bonus plan on several metrics that the committee believed most closely aligned the executive’s incentive pay with metrics that the executive is responsible for managing. For 2018, the incentive bonus for Messrs. Edman, Schull, Barber and Weber is allocated based upon 72% global operating income and 18% global cash flow from operations as a percentage of revenue. For Mr. Soder, the incentive bonus takes into account the performance of the Business Unit that he directs. For each executive, 10% of the award is based on individual goals. The below chart reflects the weight of each performance metric

	Performance Metrics as a % of the Bonus Plan
Name	Global Operating Income	Global Cash Flow	Business Unit Operating Income.(1)	Business Unit Cash Flow	Individual Goals
Thomas T. Edman	72%	18%	--	--	10%
Todd B. Schull	72%	18%	--	--	10%
Douglas L. Soder	36%	9%	36%	9%	10%
Brian W. Barber	72%	18%	--	--	10%
Daniel J. Weber	72%	18%	--	--	10%

(1)	The compensation committee sets goals for each business unit, but none of the other named executive officers presented here are measured against the other business units.

2018 Annual Incentive Bonus Plan.    The graph below illustrates the potential outcomes of the financial metrics (Operating Income and Operating Cash Flow) which are subject to their own performance multipliers. Not depicted in the graph is the final element of the annual plan, the individual goals which are capped at 100% and not subject to a performance multiplier.

FINANCIAL METRICS

Minimum Midpoint Target Maximum CEO Target EVP Target SVP Target

TTM TECHNOLOGIES, INC.	31

The table below lists the 2018 base salaries and bonus levels for each of our current named executive officers at the different potential achievement outcomes. This table includes both the financial metrics as well as the individual goals. The financials comprise 90% while the goals are 10% of each NEO’s bonus plan.

Name	2018 Base Salary	Annual Incentive Bonus Levels as % of Base Salary
		60% of Target(1)	80% of Target	100% of Target	120% of Target(2)
Thomas T. Edman	$700,000	28.5%	53.0%	100%	205.0%
Todd B. Schull	$465,000	24.8%	39.8%	75%	142.5%
Douglas L. Soder	$465,000	24.8%	39.8%	75%	142.5%
Brian W. Barber	$410,000	24.8%	39.8%	75%	142.5%
Daniel J. Weber	$390,000	19.8%	31.8%	60%	114.0%

(1)

Represents the percentage of 2018 base salary that the executive will receive if we achieve at least 60% of the operating income and operating cash flow target(s) established by our board of directors and 60% of their individual goals. Bonuses will not be earned if operating income is less than 60% of the target(s).

(2)	Represents maximum potential bonus payout. Individual goals capped at 100% of target.

In February, 2019, our compensation committee reviewed our 2018 performance relative to the 2018 operating income and cash flow from operations as a percentage of revenue goals. The performance was certified at 86.4% of the global operating income target and 87.2% of our goal for global cash flow from operations as a percentage of revenue. The compensation committee also reviewed and assessed the performance achieved against the individual goals that had been established for each of the members of the Company’s executive team, including Messrs. Edman, Schull, Soder, Barber and Weber. We use particular individual performance goals to ensure that other important areas of our business are measured and emphasized, which may include but are not limited to customer satisfaction, market positioning and growth, and structural and organizational improvements, as well as the integration of Anaren, critical projects and assignments. Performance goals do not payout unless our Company achieves its threshold financial performance metrics. As a result, our compensation committee authorized the payment of 2018 incentive bonuses as follows:

Name	2018 Incentive Bonus
Thomas T. Edman	$472,529
Todd B. Schull	$238,716
Douglas L. Soder	$183,028
Brian W. Barber	$209,567
Daniel J. Weber	$157,818

Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the financial targets for our annual incentive bonus program. In general, management makes the initial recommendation for the financial target based upon our Company’s annual board-approved budget, as well as the bonus opportunity for each officer, and these recommendations are reviewed and discussed by the committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the budget for the current year. Other factors taken into account may include general economic and market conditions. Our compensation committee sets the final corporate performance goal during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.

At the end of each year, our compensation committee determines the level of achievement for the specified financial goal (after potentially making any appropriate adjustments to such goal for the effects of corporate events that were not anticipated in establishing the performance measure) and awards credit for the achievement of the goal as a percentage of the target bonus. Final determinations as to bonus levels are then based on that percentage. Actual bonuses are generally paid to the executives in the first quarter of the subsequent year.

TTM TECHNOLOGIES, INC.	32

In setting annual incentive compensation financial targets and bonus opportunities for our executive officers, our compensation committee does not consider the effect of past changes in stock price. In addition, incentive compensation decisions are made without regard to length of service. For example, executive officers with longer service or who are eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in any given year than executives with shorter service.

Equity Awards. We believe that providing a significant portion of our executive officers’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. By compensating our executives with our equity, executives receive a stake in our Company’s financial future, and the gains realized in the long term depend on the executives’ ability to drive our financial performance. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in a competitive market. Finally, from time to time we may issue equity awards in connection with certain non-recurring events, for example, the welcome grants made to Anaren leadership members.

Our compensation committee develops its equity award determinations based on its judgment as to whether the total compensation packages provided to our executive officers, including prior equity awards and the level of vested and unvested equity awards then held by each participating officer, are sufficient to retain, motivate, and adequately reward the executive officers. This judgment is based in part on information provided by benchmarking studies. In addition, our compensation committee considers the accounting costs that will be reflected in our financial statements when establishing the forms of equity to be granted and the size of the grants, as well as the potential dilution associated with the equity awards.

We currently grant equity awards through our 2014 Plan, which was adopted by our board of directors and approved by our stockholders and permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other stock-based awards to our officers, directors, employees, and consultants.

We continued to use our equity compensation program judiciously in 2018 which included welcome grants to Anaren leadership members. Our year-to-date gross share run rate (calculated using granted restricted shares, options and performance shares at target as a percentage of our total outstanding shares) as of December 31, 2018 (our fiscal year end) was 1.2%. As of December 31, 2018, our three-year average share run rate was 1.5%. We believe that these percentages demonstrate our commitment to careful and efficient use of the shares that stockholders have approved for issuance under our 2006 Plan and our 2014 Plan.

Since 2010, we have used two forms of equity for long-term equity incentive compensation for our executive officers: time-vested restricted stock units (“RSUs”) and performance RSUs (“PRUs”).

Restricted Stock Units. RSUs represent the right to receive one share of our common stock for each RSU upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. RSU awards reflect both increases and decreases in stock prices from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels compared to options, whose intrinsic value changes only when the market price of shares is above the exercise price. RSUs also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

Shares of our stock are issued to RSU holders as the awards vest. The vesting schedule for RSUs granted to our executive officers and other employees provides that each award vests in three equal annual installments, aimed at strengthening retention with our Company, except that recipients may be entitled to a pro-rata amount of RSUs in the case of the recipient’s death, disability or “retirement” (voluntary termination by an employee who is at least 62 and has at least five years of continuous service). In 2018, we granted time-vested RSUs for an aggregate of 991,365 shares of our common stock to a total of 709 employees, of which time-vested RSUs for an aggregate of 108,533 shares were issued to Messrs. Edman, Schull, Soder, Barber and Weber.

Performance RSUs. In order to strengthen pay-for-performance, our compensation committee approved a long-term incentive program (referred to as the PRU Program) for our executive officers and certain other members of our senior management team to drive achievement to specific pre-established financial performance goals and provide a long-term

TTM TECHNOLOGIES, INC.	33

return to our stockholders relative to a broader market index. Our objective of the PRU program is to align total stockholder return and each executive’s compensation.

Under the PRU Program, a target number of PRUs is awarded annually using a three-year performance period to encourage long term retention of the executives of the Company. The number of shares of our common stock released at the end of the three year performance period will range from zero to 2.4 times the target number of the PRUs granted to each executive depending on the Company’s performance during the period. The performance metrics of the PRU Program are (a) annual financial targets, which for each of the three years prior to the final vesting of the shares are based on total annual revenue and adjusted EBITDA, each of which is equally weighted, and (b) an overall “modifier” based on our Company’s total stockholder return (referred to as TSR) over a three-year performance period relative to a TSR Peer Group of peer companies selected by our compensation committee each year.

Recipients of PRU awards generally must remain employed by us on a continuous basis through the end of the relevant performance period of three years in order to receive shares of common stock at the end of the three-year performance period. Recipients may also be entitled to a pro-rata amount of PRUs in the case of the recipient’s death, disability or “retirement” which is defined by the PRU program as voluntary termination by an employee who is at least 62 and has at least five years of continuous service.

The key financial metrics of total annual revenue and adjusted EBITDA are equally weighted under our PRU Program. The metric of adjusted EBITDA is generally intended to focus our executives on tangible growth and cost reduction opportunities. Adjusted EBITDA(1) is also a complementary metric to the total annual revenue metric used under the PRU Program. The combination of the two performance metrics limits the ability of an executive to be rewarded for taking excessive risk on behalf of our Company by, for example, seeking revenue-enhancing opportunities at the expense of adjusted EBITDA, since performance is required on both metrics to maximize the issuance of common stock under the PRU Program.

The TSR modifier is intended to ensure that shares of common stock issued at the end of the three year period are limited if our stock performance is significantly below the median TSR of our TSR Peer Group for each three-year performance period and such issuance of common stock would be enhanced if our stock performance is above the median TSR of our TSR Peer Group.

Under the PRU Program, annual financial goals are set in the first quarter of each year, and performance is reviewed after the end of each year. The percentage to be applied to each participant’s target award ranges from zero to 160%, based upon the extent to which the two annual performance goals are achieved for each of the three years in the performance period, resulting in a total of six measurements. If we do not achieve at least 60% threshold level of total annual revenue or adjusted EBITDA performance for any of the six measurements, the amount earned for that performance element of one-sixth of the award would be zero. If we achieve the 60% threshold for any of the targeted levels of total annual revenue and adjusted EBITDA performance any of the six measurements, a percentage (ranging on a sliding scale from 40% to 160%) would be applied to one-sixth of the participant’s calculation of the number of units earned during such period. If we achieve 120% or more of the target level of total annual revenue or adjusted EBITDA for any of the six measurements, the amount earned for that performance element of the award would be 160% of one-sixth of the initial PRU award.

(1)	For the reconciliation of the use of the non-GAAP metric of adjusted EBITDA and the GAAP measures, please refer to Appendix A attached hereto.

TTM TECHNOLOGIES, INC.	34

The chart below is an example of the PRU units the participant would earn (and “bank,” pending application of the TSR modifier), if a named executive officer received a target award of 234,000 PRUs, and we achieve (i) 130% of the revenue target and 60% of the adjusted EBITDA target in the first year, (ii) 100% of each of the revenue and adjusted EBITDA targets in the second year, and (iii) 120% of the revenue target and 55% of the adjusted EBITDA target in the third year:

	Total Grant	Year 1	Year 2	Year 3	Earned Shares
Assumptions	234,000	234,000/6 = 39,000	234,000/6 = 39,000	234,000/6 = 39,000
130% of revenue target		160% x 39,000			62,400
60% of adjusted EBITDA target		40% x 39,000			15,600
100% of revenue target			100% x 39,000		39,000
100% of adjusted EBITDA target			100% x 39,000		39,000
120% of revenue Target				160% x 39,000	62,400
55% of adjusted EBITDA target				0 x 39,000	0
					218,400

At the end of the three-year performance period, the base calculations of the six performance metrics is then adjusted by applying a modifier to the PRU calculation of the six measurements against the goals set during the performance period. The TSR modifier measures our Company’s TSR based on stock price changes (using for each year’s awards the 6-month trailing average closing price at the beginning of the year compared to the 6-month trailing average closing price three years later), and assuming reinvestment of dividends, relative to the TSR of our TSR Peer Group for the same three-year period. If our TSR is below the 10th percentile of the TSR Peer Group, the modifier would be zero, and therefore, no shares would be released with respect to the PRU program subject to such three-year performance period. In the 2018 PRU program, if our TSR is between the 10th and 50th percentile at the end of the three-year performance period, the modifier would range between .60 and 1.0, if the TSR is greater than 50% and up to 80% the modifier will range from 1.0 and 1.5. If our TSR is at or above the 80th percentile of the applicable TSR Peer Group for the three year performance period, the maximum modifier of 150% will apply, and the number of shares released will equal 150% of the number of units earned during the period with respect to annual financial metric performance. See the chart below which demonstrates the relationship between the TSR results and the calculation of the TSR modifier used for our PRU programs.

RELATIVE TSR

2018 Relative TSR	Modifier
80th %tile & above	150%
50th %tile	100%
10th %tile (Threshold)	60%
Below 10th %tile	0%

TTM TECHNOLOGIES, INC.	35

In order to finish our representative example set forth above, assuming that the participant was credited with 218,400 PRU units at the end of the performance period and our TSR for that three-year period was at the 80th percentile of the applicable group of comparable companies, a total of 327,600 shares of our common stock would be released to the participant for that period. The below chart provides the last step in the example calculation of our PRU program.

Peer Ranking	Calculated Units	Modifier	Total Share Award
Below 10th Percentile	218,400	0	0
45th Percentile	218,400	60% to 100%	131,040 to 218,400
80th Percentile	218,400	150%	327,600

To achieve the maximum payout (240% of the initial PRU award), we must achieve the maximum annual financial goals for each of the three years in the relevant performance period and our TSR must meet or exceed the 80th percentile of the TSRs of the applicable group of comparable companies for that period. Award values will reflect changes in stock price (both increases and decreases) over the three-year period because awards are denominated in stock units payable in shares.

Equity Award Mix. Our compensation committee may in the future adjust the mix of equity award types or approve different awards as part of the overall long-term incentive award. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of performance and time-vested RSUs, options or other equity-related awards depending on our compensation committee’s assessment of the total compensation package being offered.

2018 Equity Awards. Our compensation committee balances the mix of time-vested RSUs, which are geared to promote retention, and PRUs, which are geared to grow long-term value with our Company, in accordance with the overall philosophy valuing both components of equity compensation, with an emphasis on driving long-term value. In determining the ratio between PRU and time-vested RSU awards, the compensation committee reviewed and took into consideration compensation practices at other companies, our Compensation Consultants’ recommendations, and the compensation committee’s desire to ensure that a significant portion of equity compensation be tied to our Company’s performance against our peers. Additionally, the compensation committee desired to insure that its equity program was competitive, provided long term retention of critical leadership talent, and best aligned pay practices with the interests of our stockholders. The following table sets forth the value of our 2018 equity awards and the number of time-vested RSUs and PRUs awarded to our executive officers for 2018.

Name	Dollar Value of Equity Grants			Number of Shares of Equity Grants (1)
	Performance	Time-Vested	Total	Performance	Time-Vested(2)	Total
Thomas T. Edman	$1,120,000	$480,000	$1,600,000	69,264	29,684	98,948
Todd B. Schull	$ 420,000	$350,000	$770,000	25,974	21,645	47,619
Douglas L. Soder	$ 420,000	$350,000	$770,000	25,974	21,645	47,619
Brian W. Barber	$ 420,000	$350,000	$770,000	25,974	21,645	47,619
Daniel J. Weber	$ 225,000	$225,000	$450,000	13,914	13,914	27,828

(1)

The number of RSUs awarded to each of our executive officers was calculated using a dollar value per share of $16.17, which was the six-month trailing average closing price of our common stock as of March 29, 2018, the grant date for those awards. On March 29, 2018, the closing sales price for our common stock was $15.29.

(2)	One-third of the Time-Vested RSUs vest on each of the first three anniversaries of the grant date.

The annual financial performance goal or goals for future years will be established in the first quarter of each of those subsequent years, and may or may not be based on our revenue and/or adjusted EBITDA in those years. Whether any units credited under our future grants will be paid out in shares at the end of the applicable three-year period will depend on future results and our TSR during that period, neither of which is determinable until the end of the three-year period.

Settlement of PRUs for 2016-2018 Performance Period. The PRUs awarded in 2016 have vested and resulted in the issuance of shares to some of our executive officers. The below charts detail the calculations of the PRUs that vested in 2018. Each column (or tranche) includes the TSR modifier of 150%.

TTM TECHNOLOGIES, INC.	36

2016 PRU Program Award Chart (vested in 2019)

Name(1)	Original # Issued Shares	# Shares ’16 Rev.	# Shares ’16 Adjusted EBITDA	# Shares ’17 Rev	# Shares ’17 Adjusted EBITDA	# Shares ’18 Rev	# Shares ’18 Adjusted EBITDA	Final Shares Released
% of Achievement Against Target		93.5%	104.7%	99.3%	96.1%	96.6%	93.1%	150% TSR Modifier
Thomas T. Edman	158,133	35,699	45,130	39,107	37,232	37,541	35,426	230,135
Todd B. Schull	57,982	13,090	16,549	14,339	13,651	13,765	12,989	84,383
Douglas L. Soder	57,982	13,090	16,549	14,339	13,651	13,765	12,989	84,383
Brian W. Barber	57,982	13,090	16,549	14,339	13,651	13,765	12,989	84,383
Daniel J. Weber	22,590	5,100	6,447	5,587	5,319	5,363	5,061	32,877

Other Compensation Elements

Nonqualified Deferred Compensation. We have a deferred compensation plan that allows our directors, executive officers and other eligible employees to voluntarily defer receipt, on a pre-tax basis, of some of the compensation they have earned. This plan allows eligible employees to defer more compensation than they otherwise would be permitted to defer under our 401(k) savings plan. Our compensation committee approved the deferred compensation plan as a competitive practice to help us attract and retain top talent, and we expect to re-evaluate the plan from time to time. Amounts credited under the plan are credited with deemed earnings, but we do not provide matching or other employer contributions under this plan. Due to its conservative design, the benefits provided under our deferred compensation plan are not considered a material element of an executive officer’s overall compensation package.

Other Compensation. All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all of our employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice. These benefits are not considered by our compensation committee in determining the compensation of our executive officers.

Severance Payments and Accelerated Vesting of Equity Awards upon Termination and/or a Change in Control.

All Employees.

We provide, in the event of a voluntary termination of employment in connection with “retirement” (age 62 with at least five years of employment with our Company), our termination of a retirement-eligible employee without cause, or termination by reason of death or disability, for the acceleration of vesting of a pro-rated amount of RSUs based upon the number of months the retired, retirement-eligible, deceased or disabled employee was employed with us during the vesting period. In all other terminations of employment, including termination without cause, all unvested RSUs will be forfeited. In prior years we provided for the accelerated vesting of a pro-rated amount of RSUs on termination without cause.

Executive Officers and Certain Senior Officers.

Our board has approved Executive Change in Control Severance Agreements (“Severance Agreements”) for each of our executive officers and several other senior officers. Each of the Severance Agreements are so called “double trigger” severance agreements which provide that, subject to our Company receiving a general release of claims from the executive, in the event the executive’s employment is terminated (i) by our Company without “Cause” during a “Pending Change in Control” (as such terms are defined in the Severance Agreement) or within 12 months following a “Change in Control” (as defined in the Severance Agreement) or (ii) by the executive for “Good Reason” (as defined in the Severance Agreement)

TTM TECHNOLOGIES, INC.	37

within 12 months following a Change in Control, the executive will be entitled to receive payments without gross-ups as set forth in the disclosure provided on the Potential Payments Upon Termination or Change of Control chart on page 45.

The incentive equity agreements provided to each executive that has received RSUs and PRUs provide that upon a change of control, so long as the acquiring entity assumes the equity awards, the executives would continue to vest in their previously granted equity awards. However, if upon a change of control the executive’s employment is terminated within twelve months of the change of control or, if the acquiring entity does not assume the equity awards granted to executives prior to the change of control, the unvested awards of RSUs and PRUs then outstanding would immediately vest, in full, at the time of the change of control.

In addition, calculations of the payments due to our named executive officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Potential Payments upon Termination or Change in Control.”

Other Arrangements

Director and Officer Indemnification Agreement. We have entered into an amended and restated indemnification agreement with each of our directors and an indemnification agreement with certain of our corporate officers, including all of our named executive officers. Pursuant to this indemnification agreement, each director or officer that is a party thereto will be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by such director or officer, or on such director or officer’s behalf, arising out of his or her service as a director or officer. The indemnification agreement further provides procedures for the determination of an indemnitee’s right to receive indemnification and the advancement of expenses.

Prohibitions on Hedging and Pledging of Shares. Among other things, our insider trading policy prohibits our executive officers from engaging in put, call, derivative or short sale transactions, as well as pledging our securities as collateral for a loan.

Stock Ownership Guidelines. In January 2019, our board amended its stock ownership guidelines for our Chief Executive Officer and adopted new stock ownership guidelines for our CEO’s direct reports. Those guidelines allow the Chief Executive Officer five years to attain stock ownership with a value of five times his or her salary and the direct reports to the Chief Executive Officer to attain stock ownership with a value of three times his or her salary, among other things.

Clawback Policy. Our board established a clawback policy to permit the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. In the event the Company is required to prepare an accounting restatement due to material non-compliance by the Company with any reporting requirement under U.S. Federal Securities law that is determined to be the result of an error or fraud committed by a member of management of the Company (a “Material Restatement Event”), or in the event of a material violation of the Company’s Code of Conduct by a covered executive, the compensation committee may, as it deems appropriate, recoup any and all covered compensation issued to the covered executive. In addition, the Company may take such other disciplinary action against any covered executive as it deems necessary and appropriate, including termination of employment. A copy of the Clawback Policy has been filed as an exhibit to the Company’s 10-K filed February 26, 2019 and is available to view on the Company’s website.

Approval Process for Equity Grants

Executives and other employees currently receive long-term equity awards pursuant to the terms of our 2014 Plan. Awards may also be granted outside of the 2014 Plan to the extent those grants are permitted by the NASDAQ rules. Our compensation committee administers the 2014 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. The compensation committee reviews these rules from time to time and considers, among other things, the interests of our stockholders, market conditions, information provided by our compensation consultant and legal advisor, performance objectives, and recommendations made by our chief executive officer.

Our compensation committee reviews awards for all employees. The compensation committee has established a process in which our compensation committee reviews the recommendations of our chief executive officer for executives

TTM TECHNOLOGIES, INC.	38

(other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.

Equity awards are granted at scheduled board meetings. We have no practice of timing board meetings or grants of equity awards to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of named executive officer compensation. In addition, our practice of calculating the number of equity awards based on the six-month trailing average closing price of our common stock mitigates the effects of both our stock price volatility and the impact of grant timing.

Impact of Tax and Accounting

As a general matter, our compensation committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. However, while structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, our compensation committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of compensation.

Under the Tax Cuts and Jobs Act and subject to certain grandfathering rules, effective 2018, the performance-based compensation exception has been eliminated and the definition of “covered employee” has been expanded (before 2018, the chief financial officer and individuals who were covered employees in past years were not treated as covered employees). As a result, the Company generally will not be able to obtain a tax deduction for compensation paid to a covered employee in excess of $1 million. However, in establishing the cash and equity incentive compensation programs for our executive officers, our compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Tax Implications for Officers. Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. We attempt in good faith to structure compensation so that it either conforms to the requirements of, or qualifies for an exception under Code Section 409A. Section 280G of the Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in the Section 280G rules. Our executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Termination or Change in Control” below as severance or change of control payments that could trigger this excise tax. We do not offer our officers as part of their change of control benefits any gross ups related to this excise tax under Code Section 4999.

Accounting Considerations. When determining amounts of long-term incentive grants to executives and employees, our compensation committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation, grants of stock options and restricted stock units result in an accounting charge for us equal to the grant date fair value of those securities. For time-vested RSUs, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the grant date of the award. The cost is then amortized over the requisite service period. For PRUs, the accounting cost is calculated using a Monte Carlo simulation model. Our compensation committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

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COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Robert E. Klatell, Chairman

Rex D. Geveden

Chantel E. Lenard

Compensation Committee Interlocks and Insider Participation

At the beginning of our Fiscal Year 2018, our compensation committee was comprised of Mr. James Bass, Chairman, Mr. Robert Klatell and General Ronald Iverson. In May of 2018, General Iverson and Mr. Bass retired from the board and Mr. Geveden was elected to the board and became a member of the compensation committee. As of May 2018, the members of the compensation committee were Mr. Klatell, Chairman, and Mr. Geveden. In November 2018, Ms. Lenard was appointed as a member of the board and also became a member of the compensation committee. None of these individuals had any contractual or other relationships with us during 2018 except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION

Fiscal Year 2018 Summary Compensation Table

The following table sets forth compensation information for our named executive officers.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non- Equity Incentive Plan Compen- sation(3)	All Other Compen- sation(4)	Total
Thomas T. Edman	2018	$689,231	--	$863,218	$472,529	$11,000	$2,035,978
President, Chief Executive	2017	$671,923	--	$1,089,864	$843,116	$10,800	$2,615,703
Officer	2016	$650,000	--	$847,139	$935,871	$10,600	$2,443,610

Todd B. Schull	2018	$456,923	--	$484,458	$238,716	$11,000	$1,191,097
Executive Vice President and Chief	2017	$441,923	--	$608,599	$400,749	$10,800	$1,462,071
Financial Officer	2016	$414,615	--	$463,335	$430,893	$10,650	$1,319,493

Douglas L. Soder	2018	$462,308	--	$484,458	$183,028	$755,133	$1,884,927
Executive Vice President and	2017	$457,308	--	$608,599	$501,603	$287,658	$1,855,168
President Commercial Sector(5)	2016	$443,000	--	$463,335	$520,707	$410,865	$1,837,907

Brian W. Barber	2018	$404,615	--	$484,458	$209,567	$286,421	$1,385,061
Executive Vice President and	2017	$393,269	--	$608,599	$357,808	$595,693	$1,955,369
Chief Operating Officer	2016	$356,881	$88,276	$463,335	$371,264	$377,785	$1,657,541

Daniel J. Weber	2018	$379,231	$100,000	$294,977	$157,818	$11,000	$943,026
Senior Vice President, General
Counsel and Secretary(6)

(1)	Represents a retention bonus for the respective reporting year.

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(2)

The grant date fair value of all stock awards has been calculated in accordance with ASC Topic 718, Compensation - Stock Compensation. In the case of time-based RSUs, the value is determined by multiplying the number of RSUs granted by the closing price of our common stock on the grant date. In the case of PRUs, the grant date fair value can only be determined for those tranches for which the revenue and EBITDA targets have been set as of the reporting date. As a result, the grant date fair value of PRUs is calculated using only the first tranche of each award; the second and third tranches are not included because the relevant performance-based vesting conditions have not been determined as of the initial reporting date of the awards. We use a Monte Carlo simulation model to calculate the grant date fair value of PRUs. For a discussion of valuation assumptions used in determining the grant date fair value of the awards, see Note 15 to our 2018 consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2019.

PRUs have a potential payout of 0% to 240% of the target amount. For the 2018, 2017 and 2016 PRU awards, the values at the respected grant date, assuming the highest level of performance (240%) and the closing share price on such dates, are illustrated in the supplemental table below. The closing share price on 2018, 2017 and 2016 award date was $15.29, $16.43 and $6.76, respectively.

Name	Value at 240% Performance
	2018	2017	2016
Thomas T. Edman	$2,541,712	$3,073,764	$2,565,550
Todd B. Schull	$953,142	$1,170,933	$940,700
Douglas L. Soder	$953,142	$1,170,933	$940,700
Brian W. Barber	$953,142	$1,170,933	$940,700
Daniel J. Weber	$510,588	--	--

For the actual number of PRUs earned for the 2018, 2017 and 2016 performance periods, see the “Outstanding Equity Awards at Fiscal Year-End” table.

(3)	Amounts represent bonuses paid based on Company performance criteria for each year shown. These bonuses were earned in such fiscal year, but not paid until the next fiscal year.
(4)

For Messrs. Edman, Schull and Weber, the amounts represent matching contributions by us to our 401(k) plan. The amount in 2018 for Mr. Soder represents (i) foreign (HK) tax payments of $470,288, (ii) a housing allowance of $152,103, (iii) tax gross-up of $68,192, (iv) a Cost-of-Living Adjustment allowance of $40,000, (v) tax preparation fees of $13,550, and (vi) matching contributions by us to our 401(k) plan in the amount of $11,000. The amount in 2018 for Mr. Barber represents (i) expenses relating to an overseas assignment of $175,458, (ii) foreign (HK) tax payments of $91,903, (iii) tax gross-up of $77,283, (iv) a cost-of-living adjustment allowance of $23,814, (v) tax preparation fees of $18,205, (vi) matching contributions by us to our 401(k) plan in the amount of $11,000, (vii) 2017 Tax Equalization adjustment in the amount of ($117,389), and (viii) club dues.

(5)	Mr. Soder’s position changed effective July 1, 2018.
(6)	Mr. Weber became a named executive officer in 2018.

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Fiscal Year 2018 Grants of Plan-Based Awards

The following table provides information on awards granted under our annual management incentive plan for fiscal year 2018 and awards of PRUs and awards of time-based RSUs granted as part of 2018 long-term incentive compensation.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Fair Value of Stock Awards ($/Sh)	Grant- Date Fair Value of Stock Awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Thomas T. Edman	Incentive Bonus		$199,500	$700,000	$1,435,000

	PRU	3/29/2018				16,623	69,264	166,234		$17.73	$409,350

	RSU	3/29/2018							29,684	$15.29	$453,868

Todd B. Schull	Incentive Bonus		$115,320	$348,750	$662,625

	PRU	3/29/2018				6,234	25,974	62,338		$17.73	$153,506

	RSU	3/29/2018							21,645	$15.29	$330,952

Douglas L. Soder	Incentive Bonus		$115,320	$348,750	$662,625

	PRU	3/29/2018				6,234	25,974	62,338		$17.73	$153,506

	RSU	3/29/2018							21,645	$15.29	$330,952

Brian W. Barber	Incentive Bonus		$101,680	$307,500	$584,250

	PRU	3/29/2018				6,234	25,974	62,338		$17.73	$153,506

	RSU	3/29/2018							21,645	$15.29	$330,952

Daniel J. Weber	Incentive Bonus		$77,220	$234,000	$444,600

	PRU	3/29/2018				3,339	13,914	33,394		$17.73	$82,232

	RSU	3/29/2018							13,914	$15.29	$212,745

(1)	Amounts represent the range of possible cash payouts for 2018 awards under our management incentive bonus plan.
(2)

Amounts represent the range of shares that may be released for the first tranche of the awards the end of the three-year performance period applicable to the PRU award assuming achievement of threshold performance. If our revenue and EBITDA performance is below threshold for each year during the performance period or if our TSR for the period is in the bottom 10th percentile of the TSR Peer Group, no shares will be released at the end of the period. See the discussion of PRU awards under “Compensation Discussion and Analysis — Equity Awards.”

(3)	The RSU awards vest one-third on each of the first, second and third anniversaries of the date of grant.
(4)	See footnote (1) to the Fiscal Year 2018 Summary Compensation Table for a description of the method used to determine the grant date fair value of stock awards.

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Outstanding Equity Awards at Fiscal Year-End 2018

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2018.

					Stock Awards

	Option Awards				Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Thomas T. Edman(2)					22,590	(3)	$219,801	230,135	(6)	$ 2,239,214
					22,271	(4)	$216,697	75,050	(7)	$ 730,237
					29,684	(5)	$288,825	67,483	(8)	$ 656,610

Todd B. Schull					15,813	(3)	$153,860	84,383	(6)	$ 821,047
					16,332	(4)	$158,910	28,591	(7)	$ 278,190
					21,645	(5)	$210,606	25,306	(8)	$ 246,227

Douglas L. Soder					15,813	(3)	$153,860	84,383	(6)	$ 821,047
					16,332	(4)	$158,910	28,591	(7)	$ 278,190
					21,645	(5)	$210,606	25,306	(8)	$ 246,227

Brian W. Barber					15,813	(3)	$153,860	84,383	(6)	$ 821,047
					16,332	(4)	$158,910	28,591	(7)	$ 278,190
					21,645	(5)	$210,606	25,306	(8)	$ 246,227

Daniel J. Weber					12,550	(3)	$122,112	32,877	(6)	$ 319,893
					9,403	(4)	$91,491	13,581	(7)	$ 132,143
					13,914	(5)	$135,383	13,556	(8)	$ 131,900

(1)	Based on the closing price of our common stock on December 31, 2018.
(2)

Mr. Edman has 35,261 shares issuable upon delivery of shares underlying vested RSUs, of which the delivery of 18,826 shares is deferred until retirement and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.

(3)	Such RSUs vested on March 2, 2019.
(4)	Such RSUs vested 50% on March 1, 2019 and 50% will vest on March 1, 2020.
(5)	Such RSUs will vest one-third on each of March 29, 2019, 2020 and 2021.
(6)

Represents the number of PRUs granted in fiscal 2016, adjusted for actual achievement during 2016, 2017 and 2018 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2016 performance, the second one-third portion of the award attributable to 2017 performance and the remaining one-third portion of the award attributable to 2018 performance. For 2016, performance on the annual revenue metric was 93.5% of target and performance on the annual EBITDA metric was 104.7% of target, resulting in a blended multiplier of 102.2% for the 2016 performance period. For 2017, performance on the annual revenue metric was 99.3% of target and performance on the annual EBITDA metric was 96.1% of target, resulting in a blended multiplier of 96.6% for the 2017 performance period. For 2018, performance on the annual revenue metric was 96.6% of target and performance on the annual EBITDA metric was 93.1% of target, resulting in a blended multiplier of 92.3% for the 2018 performance period. The blended multiplier of 102.2% for the 2016 performance period applies to the first one-third of the PRUs; the blended multiplier of 96.6% for the 2017 performance period applies to the second one-third of the PRUs; and the blended multiplier of 92.3% for the 2018 performance period applies to the remaining one-third of the PRUs. Total PRUs credited at the conclusion of 2018 are adjusted by our performance on TSR as compared to the TSR Peer Group, which determines the number of shares, if any, released at the end of the three-year performance period. Our TSR performance over such three-year performance period was at the 87th percentile, which resulted in a TSR modifier of 150.0% that applies to the shares banked under the 2016 PRU Awards. As a result, final payout under the 2016 PRU awards was 145.5% of the target number of shares granted. Such PRUs vested on February 15, 2019.

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(7)

Represents the number of PRUs granted in fiscal 2017, adjusted for actual achievement during 2017 and 2018 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2017 performance and the second one-third portion of the award attributable to 2018 performance. For 2017, performance on the annual revenue metric was 99.3% of target and performance on the annual EBITDA metric was 96.1% of target, resulting in a blended multiplier of 96.6% for the 2017 performance period. For 2018, performance on the annual revenue metric was 96.6% of target and performance on the annual EBITDA metric was 93.1% of target, resulting in a blended multiplier of 92.3% for the 2018 performance period. The blended multiplier of 96.6% for the 2017 performance period applies to the first one-third of the PRUs. The blended multiplier of 92.3% for the 2018 performance period applies to the second one-third of the PRUs; and the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the 2019 performance period. Total PRUs credited at the conclusion of 2019 will be adjusted by our performance on TSR as compared to the TSR Peer Group, which will determine the number of shares, if any, released at the end of the three-year performance period.

(8)

Represents the number of PRUs granted in fiscal 2018, adjusted for actual achievement during 2018 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2018 performance. The blended multiplier of 92.3% for the 2018 performance period (as discussed in footnote 6) applies to the first one-third of the PRUs granted for 2018; and the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the applicable 2019 and 2020 performance periods. Total PRUs credited at the conclusion of 2020 will be adjusted by our performance on TSR as compared to the TSR Peer Group, which will determine the number of shares, if any, released at the end of the three-year performance period.

Option Exercises and Stock Vested in Fiscal Year 2018

The following table sets forth information concerning the value realized by each of our named executive officers upon the exercise of stock option awards and vesting of stock awards during Fiscal Year 2018.

	Option Exercises		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Thomas T. Edman	--	--	257,981	$ 3,990,480
Todd B. Schull	--	--	125,860	$ 1,956,146
Douglas L. Soder	--	--	125,860	$ 1,956,146
Brian W. Barber	--	--	27,797	$ 460,431
Daniel J. Weber	--	--	22,712	$ 382,740

(1)

The value realized equals the difference between the fair market value of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares issued upon exercise of the options.

(2)	The value realized equals the fair market value of our common stock on the date of vesting multiplied by the number of shares released on vest date.

2018 Nonqualified Deferred Compensation Table

Under our nonqualified deferred compensation plan, our named executive officers are permitted to defer up to 100% of annual incentive bonuses received in a particular plan year. Interest on contributions is based on the valuation funds selected by our compensation committee and subsequently chosen by the participant. Funds held under the plan are paid out six months following the separation of any participant from service with our Company. The payout term will be in the form selected by the individual participant, unless the participant’s separation from service with our Company is prior to retirement (which is considered under the plan to be on or after attainment of age 62 with at least five years of continuous service with our Company). If separation occurs prior to retirement or the participant’s account balance is under $25,000, the payout will be made in the form of a lump sum.

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The following table sets forth information concerning our named executive officers’ contributions, earnings, and balances under our nonqualified deferred compensation plan for the fiscal year 2018. We do not contribute to the deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year(1)	Employer Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance in Last Fiscal Year End
Thomas T. Edman	--	--	$(3,025)	--	$1,483,166
Todd B. Schull	$300,562	--	$(120,384)	--	$1,571,375
Douglas L. Soder	$250,801	--	$(75,799)	$(396,475)	$914,967
Brian W. Barber	$347,284	--	$2,706	--	$729,803
Daniel J. Weber	$24,368	--	$(2,550)	--	$108,130

(1)	Reflects amounts of the Non-Equity Incentive Compensation reported in the Summary Compensation Table for Fiscal Year 2017, but were deferred in fiscal year 2018.
(2)

We do not provide above-market or preferential earnings on contributions to our nonqualified deferred compensation plan, so these amounts were not reported in the Fiscal Year 2018 Summary Compensation Table.

Potential Payments upon Change in Control or Termination

Change in Control

We have entered into Executive Change in Control Severance Agreements (each, a “Severance Agreement”) with Messrs. Edman, Schull, Soder, Barber and Weber. Each Severance Agreement provides that, in the event the executive’s employment is terminated by (1) our Company without cause during a pending change in control or within 12 months following a change in control, or (2) by the executive for good reason within 12 months following a change in control, the executive will be entitled to receive a lump sum in cash equal to two times the sum of (a) the executive’s annual base salary and (b) the amount of the executive’s annual target bonus for the fiscal year during which the executive is terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus. In addition, the unvested portions of all of such executive’s RSUs and PRUs then outstanding would immediately vest, in full, as of the date of termination. The Severance Agreements also provide for a twelve-month non-solicitation covenant and customary confidentiality obligations. The change in control severance payments and accelerated vesting of equity awards are intended to provide a level of transition assistance in the event of an involuntary termination of employment and to keep our executives focused on our business rather than their personal circumstances. Our compensation committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors and within the broader environment of technology companies and similarly sized businesses. We believe that it is appropriate to require a termination of employment within one year following a change in control before full vesting is accelerated and the cash severance amounts become payable. We presume that such a termination would likely be due to the change in control and not the employee’s performance. For executives not terminated within one year of a change in control, as long as the acquiring entity assumes such awards, the executives would continue to vest in their awards as they contribute to the success of the surviving company. We also believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals. If upon a change of control the executive’s employment is terminated within twelve months of the change of control or, if the acquiring entity does not assume the equity awards granted to executives prior to the change of control, the unvested awards of RSUs and PRUs then outstanding would immediately vest, in full, at the time of the change of control. We believe that it is more equitable to offer severance benefits based on a standard formula determined as a multiple of base pay and incentive bonus opportunity because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term compensation arrangements. As a result, and consistent with the practice of most of our peer companies, other compensation decisions are not generally based on the existence of these change in control severance protections.

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Termination Not in Connection with a Change in Control

In the event the executive is terminated without cause by the Company or the executive leaves for “good reasons” as defined in the RSU Agreement, within 12 months after a change in control of the Company, then the unvested RSUs will fully vest. In the event of a termination “without cause” and if such recipient satisfies certain conditions for early retirement (as such term is defined in the form of RSU Agreement) for the acceleration of vesting of a number of RSUs equal to the product obtained by multiplying the number of unvested RSUs that would vest in the 12 month period commencing on the date of grant, or if later occurring, the most recent anniversary of the date of grant, by a fraction, the numerator of which is the number of whole months since the date of grant, or if later occurring, the most recent anniversary of the date of grant, and the denominator of which is 12 months, rounded down to the nearest whole share.

In the event of a termination “without cause” as defined in the PRU Agreement, the PRUs the recipient would have been eligible to receive, the greater of: (i) the target amount of shares subject to the PRU Award, or (ii) in the event of a change in control the calculation of the PRU that would have been granted if the financial results and TSR results were measured as such results were at the time of the Change of Control on a pro-forma basis, prorated for the amount of the performance period elapsed plus the remainder of the target amount of shares that would have vested.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers upon a change in control of our Company and/or upon a termination (including for reasons of death, disability or retirement) of our named executive officer’s employment. The tables below assume that the termination or change in control event took place on December 31, 2018.

Name	Executive Benefits(1)	Termination Without Cause		Change in Control (No Termination)(2)	Change in Control (No Termination)(3)	Termination Without Cause Pending a Change in Control	Termination Without Cause or for Good Reason, each Within 12 Months Following a Change in Control(3)
Thomas T. Edman	Accelerated RSUs(4)		$--	$725,323	$--	$725,323	$725,323
	Accelerated PRUs(4)		$--	$2,971,036	$--	$--	$2,971,036
	Severance(5)		$--	$--	$--	$2,800,000	$2,800,000

Todd B. Schull	Accelerated RSUs(4)		$--	$523,377	$--	$523,377	$523,377
	Accelerated PRUs(4)		$--	$1,105,824	$--	$--	$1,105,824
	Severance(5)		$--	$--	$--	$1,627,500	$1,627,500

Douglas L. Soder	Accelerated RSUs(4)	$		$523,377	$--	$523,377	$523,377
	Accelerated PRUs(4)		$--	$1,105,824	$--	$--	$1,105,824
	Severance(5)		$--	$--	$--	$1,627,500	$1,627,500

Brian W. Barber	Accelerated RSUs(4)		$227,624	$523,377	$--	$523,377	$523,377
	Accelerated PRUs(4)		$--	$1,105,824	$--	$--	$1,105,824
	Severance(5)		$--	$--	$--	$1,435,000	$1,435,000

Daniel J. Weber	Accelerated RSUs(4)		$--	$348,986	$--	$348,986	$348,986
	Accelerated PRUs(4)		$--	$492,426	$--	$--	$492,426
	Severance(5)		$--	$--	$--	$1,248,000	$1,248,000

(1)

Amounts represented in the table do not include stock option awards, restricted stock units or performance-based restricted units that are fully vested, earned salary, and accrued vacation, as those items are earned and due to the named executive officer regardless of such termination or

TTM TECHNOLOGIES, INC.	46

change in control events. It also does not include amounts payable under life insurance coverage, our accidental death and dismemberment coverage, or our business travel accident coverage, which are programs available to all of our full-time employees. The amounts listed assume that the termination or change in control event took place on December 31, 2018.

(2)	Assumes that the RSUs and PRUs are not assumed by the acquiring entity in connection with the change in control.
(3)	Assumes that the RSUs and PRUs are assumed by the acquiring entity in connection with a change in control.
(4)	The amount listed for accelerated RSUs and PRUs is based on the closing price of our common stock on December 31, 2018.
(5)

The amount listed is calculated with the formula described above using an annual target bonus of 100% of base salary for Mr. Edman and 75% of base salary for each of Messrs. Schull, Soder and, Barber, and 60% of base salary for Mr. Weber, for fiscal year 2018, which represents the percentage of base salary payable as a bonus upon achievement of 100% of the performance target levels associated with such annual target bonus, as set forth in the Severance Agreements.

CEO Pay Ratio

In determining the CEO pay ratio for the Company, it is important to note that the Company has 27,396 total employees around the world, 20,863 of such employees reside in the People’s Republic of China with pay that is generally lower than the pay of our North American based employees.

China v. Worldwide Employees

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of our president and CEO for 2018:

•

The total annual compensation of the employee identified at median of our company (other than our CEO), was $9,699 using the definition of total annual compensation in accordance with Item 402(c)(2)(viii) under the Securities Act of 1933.

•

The total annual compensation of our CEO was calculated to be $2,035,978, using the same definition of total annual compensation described above, as disclosed in the Summary Compensation Table on page 40.

•	The ratio of the annual total compensation of our president and CEO to the total annual compensation of our median employee was estimated to be 210 to 1.

We used the following methodology and the material assumptions, adjustments, and estimates to identify the median employee and determine our median employee’s total annual compensation:

•	We included all of our full-time, part-time, seasonal and temporary workers employed on December 31, 2018 to determine our employee population.
•

To identify the median employee, we used a consistently applied compensation measure consisting of base salary and other guaranteed pay through December 31, 2018, including overtime, allowances and bonus payments that will occur in Q1 2019 (for 2018 performance). We believe these pay components reasonably reflect the annual compensation of our employees.

The same median employee from 2017 was also used for the 2018 calculations for consistency.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee, and calculating the pay ratio based on that employee’s annual total compensation, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

TTM TECHNOLOGIES, INC.	47

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our 2000 Equity Compensation Plan, our 2006 Incentive Compensation Plan, and our TTM Technologies, Inc. 2014 Plan as of December 31, 2018.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	3,650,557	$13.10	4,436,411
Equity Compensation Plans Not Approved by Stockholders	--	--	--

Total	3,650,557	$13.10	4,436,411

(1)	Includes 3,550,557 RSUs and PRUs.
(2)	The weighted average exercise price does not take into account the 3,550,557 RSUs and PRUs.

PROPOSAL TWO – ADVISORY VOTE APPROVING

NAMED EXECUTIVE OFFICER COMPENSATION

As required by SEC rules, we are asking our stockholders to provide an advisory, non-binding vote to approve the compensation of our named executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers by voting on the non-binding resolution below.

As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program, which is established by our compensation committee and board of directors, is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with other similarly situated companies in our industry and reward the achievement of short-term and long-term performance goals.

We are asking our stockholders to indicate their support for our named executive officer compensation. We believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

At our 2018 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our executive officers described in our 2018 proxy statement. Approximately 99.2% of the votes cast on the matter were voted “For” such advisory “say-on-pay” approval. Based in part on the overwhelming approval of the compensation paid to our executives for 2017, the Company continued its compensation structure for its executives for fiscal year 2018.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. Our compensation committee and board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

TTM TECHNOLOGIES, INC.	48

Our board of directors believes that the compensation of our named executive officers is appropriate and recommends a vote “FOR” the following advisory resolution, which will be submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related matters.”

You may vote “for” or “against” the foregoing resolution, or you may “abstain.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and procedures described in this proxy statement.

While the advisory vote is non-binding, the compensation committee and our board of directors will review the results of the vote and take the concerns of our stockholders into account in future determinations concerning our executive compensation program. Our board of directors therefore recommends that you indicate your support for the compensation policies and procedures for our named executive officers, as outlined in the above resolution.

PROPOSAL THREE —

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Current independent registered public accounting firm

We have appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 30, 2019 and recommend that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, our board of directors will reconsider its selection. We anticipate that representatives of KPMG LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit Fees

The following is a summary of fees, all of which were approved by our audit committee, for audit and other professional services performed by KPMG LLP during the fiscal years ended December 31, 2018 and January 1, 2018:

	2018	2017
Audit fees	$4,216,150	$3,995,000
Audit-related fees	--	$--
Tax fees	$412,500	$819,000
All other fees	$550,000	$67,000

Total	$5,178,650	$4,881,000

“Audit fees” include fees paid for the audits of our consolidated financial statements and of internal control over financial reporting included in our Annual Report on Form 10-K, selected statutory audits, and reviews of interim financial statements included in Form 10-Q.

“Tax fees” includes fees paid for assistance provided with respect to tax matters associated with research and development, transfer price studies and federal and state returns.

“All other fees” includes fees paid for the preliminary review of our implementation of enterprise resource planning system in 2017 and the Company’s business development activities in 2018.

Pre-Approval Policy for Independent Registered Public Accounting Firm’s Fees

In 2003, our audit committee adopted a formal policy concerning pre-approval of all services to be provided by our independent registered public accounting firm. The policy requires that all proposed services to be provided by our independent registered public accounting firm must be pre-approved by our audit committee before any services are

TTM TECHNOLOGIES, INC.	49

performed. This policy includes all audit, audit-related, tax, and other services that our independent registered public accounting firm may provide to our Company. In evaluating whether to engage our independent registered public accounting firm for non-audit services, our audit committee considers whether the performance of services other than audit services is compatible with maintaining the independence of our independent registered public accounting firm. All of the services provided by KPMG LLP described in the table above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Our board of directors recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2019.

In the event of a negative stockholder vote on the ratification of KPMG LLP as our independent registered public accounting firm, our audit committee will reconsider its selection.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our board of directors has appointed an audit committee consisting of three independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, statement of operations, statement of comprehensive income, and statement of cash flows. Most members of our audit committee have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in each individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibility. Our board of directors has determined that Mr. Franklin, Ms. England and Dr. Zakheim are independent directors, as defined by NASDAQ Marketplace Rule 5605(a)(2), and that Mr. Franklin and Dr. Zakheim both qualify as “audit committee financial experts.”

The primary responsibility of our audit committee is to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.

Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm engaged to conduct the audit of our 2018 consolidated financial statements, KPMG LLP, was responsible for auditing our consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities, our audit committee reviewed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Our audit committee has concluded that KPMG LLP is independent from our Company and management.

Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the internal controls of our Company, and the overall quality of our financial reporting. Our audit committee held four meetings during the fiscal year ended December 31, 2018.

TTM TECHNOLOGIES, INC.	50

Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors, and our board of directors approved, that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Our board of directors has adopted a written charter for our audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NASDAQ.

This report has been furnished by our audit committee to our board of directors.

Philip G. Franklin, Chairman

Julie S. England

Dov S. Zakheim

Dated March 22, 2019

TTM TECHNOLOGIES, INC.	51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, during the fiscal year ended December 31, 2018, there were no transactions or series of similar transactions to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, executive officers, nominees for director, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Certain affiliates of our Chinese subsidiaries engage in transactions with companies that have relationships with certain members of our board of directors, as described below.

Supply Arrangements with Affiliates of Related Parties

From time to time certain of our Chinese subsidiaries purchase laminate and prepreg from Suzhou Shengyi Sci Tech Co., Ltd. (“SSST”), Shengyi Technology Co., Ltd. (“Sytech”). Approximately 15.8% of Sytech is owned indirectly by Top Mix Investments Limited, a company controlled by the Estate of Mr. Tang Hsiang Chien, the deceased father of our director, Mr. Tang Chung Yen (Tom Tang). SSST is 75% owned by Sytech and 25% owned indirectly by Top Mix Investments Limited. We had total purchases from SSST and Sytech of $45.0 million in 2018.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND 2018 ANNUAL REPORT

As permitted by SEC rules, we are making this proxy statement and our Annual Report on Form 10-K for 2018 available to stockholders electronically via the Internet on our website at www.ttm.com/stockholdersmeeting. On or about March 22, 2019, we began mailing to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save our Company the cost of printing and mailing documents to you, reduce the amount of mail you receive, speed your ability to access the proxy materials and our annual report, and help preserve environmental resources. We encourage you to sign up for electronic proxy and annual report access or a paper notice of availability for future annual meetings. Stockholders may elect to receive electronic access or a paper notice by registering electronically on our website at www.ttm.com/stockholdersmeeting. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location.

Our Annual Report on Form 10-K for 2018, available on our website at www.ttm.com, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. If a stockholder received a paper copy of our annual report and does not wish to access our annual report through our website but rather requires an additional paper copy of our Annual Report on Form 10-K, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626.

STOCKHOLDER PROPOSALS FOR OUR 2020 ANNUAL MEETING

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2020 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to our corporate secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. Any such proposal must be received at least 120 days before the anniversary of the prior

TTM TECHNOLOGIES, INC.	52

year’s proxy statement (by January 9, 2020), unless the date of our 2019 annual meeting is changed by more than 30 days from May 8, 2019, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

In addition, our bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2020 annual meeting of stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to our corporate secretary at the address set forth above not less than 90 days (by February 8, 2020) nor more than 120 days (January 9, 2020) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which public announcement of the date of such meeting is first made by our Company. Our bylaws provide that a stockholder’s notice of a proposal of business must set forth certain information relating to the proposed business desired to be brought before the meeting and the proposal itself, and information relating to the stockholder making the proposal.

If the proposal is for the nomination of a director for election at the meeting, the nomination must be delivered to our corporate secretary at the address listed above not less than 90 days (by February 8, 2020) and not more than 120 days (January 9, 2020) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2019 annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which we make the first public announcement of the date of such meeting. However, in the event that the number of directors to be elected to our board of directors at an annual meeting of stockholders is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the preceding year’s annual meeting, the stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary at the address listed above not later than five days following the day on which we first make a public announcement of additional directorships. Our bylaws set forth specific information that must be provided to our corporate secretary in connection with the nomination of a director for election at the annual meeting.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the ratification of our independent registered public accounting firm. If, however, any other matter should properly come before the annual meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors
Costa Mesa, California
March 22, 2019	Daniel J. Weber, Secretary

TTM TECHNOLOGIES, INC.	53

APPENDIX A

RECONCILIATIONS1

	Fourth Quarter		Third Quarter	Full Year
	2018	2017	2018	2018	2017
Non-GAAP gross profit reconciliation[2]:
GAAP gross profit	$122,632	$131,861	$129,584	$457,034	$429,581
Add back item:
Inventory markup	-	-	-	4,900	-
Amortization of definite-lived intangibles	1,180	-	2,165	3,345	-
Stock-based compensation	766	613	774	2,898	2,252

Non-GAAP gross profit	$124,578	$132,474	$132,523	$468,177	$431,833

Non-GAAP gross margin	17.5%	17.9%	17.5%	16.4%	16.2%

Non-GAAP operating income reconciliation[3]:
GAAP operating income	$42,800	$71,044	$54,550	$159,085	$212,760
Add back items:
Amortization of definite-lived intangibles	18,902	5,907	18,774	63,026	23,634
Stock-based compensation	5,733	4,984	5,459	20,681	18,290
(Gain)/loss on sale of assets	-	-	-	-	(2,348)
Inventory markup	-	-	-	4,900	-
Impairments, restructuring, acquisition-related, and other charges	6,104	2,331	230	18,797	3,556

Non-GAAP operating income	$73,539	$84,266	$79,013	$266,489	$255,892

Non-GAAP operating margin	10.3%	11.4%	10.5%	9.4%	9.6%

Non-GAAP net income and EPS attributable to stockholders reconciliation[4]:
GAAP net income attributable to stockholders	$52,482	$49,211	$27,001	$173,584	$124,214
Add back items:
Amortization of definite-lived intangibles	18,902	5,907	18,774	63,026	23,634
Stock-based compensation	5,733	4,984	5,459	20,681	18,290
Non-cash interest expense	4,384	3,017	3,992	14,783	11,069
(Gain)/loss on sale of assets	-	-	-	-	(2,348)
Inventory markup	-	-	-	4,900	-
Loss on extinguishment of debt	-	-	-	-	769
Impairments, restructuring, acquisition-related, and other charges	6,104	2,331	230	19,339	3,556
Income taxes[5]	(32,614)	(4,204)	(337)	(105,916)	(12,059)

Non-GAAP net income attributable to stockholders	$54,991	$61,246	$55,119	$190,397	$167,125

Non-GAAP earnings per diluted share attributable to stockholders	$0.52	$0.57	$0.50	$1.76	$1.57

Non-GAAP diluted number of shares[6]:
Diluted shares	131,533	133,170	136,435	134,036	132,476
Dilutive effect of convertible debt	(25,939)	(25,939)	(25,938)	(25,939)	(25,940)

Non-GAAP diluted number of shares	105,594	107,231	110,497	108,097	106,536

Adjusted EBITDA reconciliation[7]:
GAAP net income	$52,482	$49,316	$27,001	$173,584	$124,727
Add back items:
Income tax provision (benefit)	(29,858)	4,329	7,537	(83,816)	15,231
Interest expense	22,533	13,782	22,225	78,958	53,898
Amortization of definite-lived intangibles	18,902	5,907	18,774	63,026	23,634
Depreciation expense	41,543	41,090	41,092	162,708	150,809
Stock-based compensation	5,733	4,984	5,459	20,681	18,290
(Gain)/loss on sale of assets	-	-	-	-	(2,348)
Inventory markup	-	-	-	4,900	-
Loss on extinguishment of debt	-	-	-	-	769
Impairments, restructuring, acquisition-related, and other charges	6,104	2,331	230	18,797	3,556

Adjusted EBITDA	$117,439	$121,739	$122,318	$438,838	$388,566

Adjusted EBITDA margin	16.5%	16.5%	16.2%	15.4%	14.6%

Free cash flow reconciliation:
Operating cash flow	151,768	152,691	79,992	273,138	332,755
Capital expenditures, net	(33,671)	(32,209)	(35,038)	(149,796)	(124,090)

Free cash flow	$118,097	$120,482	$44,954	$123,342	$208,665

TTM TECHNOLOGIES, INC.	A-1

1 This information provides a reconciliation of non-GAAP gross profit, non-GAAP operating income, non-GAAP net income attributable to stockholders, non-GAAP EPS attributable to stockholders, and adjusted EBITDA to the financial information in our consolidated condensed statements of operations.

2 Non-GAAP gross profit and gross margin measures exclude amortization of intangibles, stock-based compensation expense and inventory markup.

3 Non-GAAP operating income and operating margin measures exclude amortization of intangibles, stock-based compensation expense, gain on sale of assets, inventory markup, acquisition-related costs, asset impairments, restructuring and other charges.

4 This information provides non-GAAP net income attributable to stockholders and non-GAAP EPS attributable to stockholders, which are non-GAAP financial measures. Management believes that both measures – which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt (before consideration of capitalized interest), gain on sale of assets, inventory markup, acquisition-related costs, asset impairments, restructuring and other charges as well as the associated tax impact of these charges and discrete tax items – provide additional useful information to investors regarding the Company’s ongoing financial condition and results of operations.

5 Income tax adjustments reflect the difference between income taxes based on a non-GAAP tax rate and an annual GAAP tax rate.

6 Non-GAAP diluted number of shares used in computing non-GAAP earnings per share attributable to stockholders excludes the dilutive effect of convertible debt.

7 Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization of intangibles, stock-based compensation expense, gain on sale of assets, inventory markup, acquisition-related costs, asset impairments, restructuring and other charges. We present adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our adjusted EBITDA because we believe that investors and securities analysts will find adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.

TTM TECHNOLOGIES, INC.	A-2

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

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TTM TECHNOLOGIES, INC.

1665 Scenic Avenue, Suite 250

Costa Mesa, CA 92626

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Daniel J. Weber as proxy, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of TTM Technologies, Inc. held of record by the undersigned on March 11, 2019, at the Annual Meeting of Stockholders to be held at the Company’s corporate offices located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626 at 8:30 a.m., local time on May 8, 2019, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

∎ 1.1	14475 ∎

ANNUAL MEETING OF STOCKHOLDERS OF

TTM TECHNOLOGIES, INC.

May 8, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, and Annual Report are available at http://www.ttm.com/stockholdersmeeting

     Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

∎	20433000000000000000 5	050819

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect Thomas T. Edman, Chantel E. Lenard, Tang Chung Yen (Tom Tang) and Dov S. Zakheim as class I directors.				2.	Advisory vote on the compensation of our named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐		NOMINEES:
	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	Thomas T. Edman Chantel E. Lenard Tang Chung Yen (Tom Tang) Dov S. Zakheim
				3.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 30, 2019.	☐	☐	☐
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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